Exhibit 10.1

EXECUTION VERSION

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (together with all exhibits, schedules and attachments hereto, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of May 17, 2016 by and among (i) Foresight Energy GP LLC, a Delaware limited liability company (“FEGP”), (ii) Foresight Energy LLC, a Delaware limited liability company, and Foresight Energy Finance Corporation, a Delaware corporation (collectively, the “Issuers”), certain subsidiaries of the Issuers, and Foresight Energy LP, a Delaware limited partnership (“FELP” and together with the Issuers, and their subsidiaries, the “Partnership”), (iii) each of the undersigned holders (or investment managers or advisors for any of the holders) of the Notes (as defined below) (together with their successors and permitted assigns, each, a “Consenting Noteholder” and, collectively, the “Consenting Noteholders”).  The Partnership, FEGP and the Consenting Noteholders shall each be referred to as a “Party” and collectively as the “Parties.”

Except as otherwise set forth herein, each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the term sheet titled “Term Sheet for Proposed Transaction” attached hereto as Exhibit A, which term sheet and all exhibits, schedules and annexes thereto are expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (such term sheet, including all exhibits, schedules and annexes thereto, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Transaction Term Sheet”).

RECITALS

WHEREAS, the Issuers are party to that certain Indenture, dated as of August 23, 2013 (as amended, the “Notes Indenture”), in respect of the $600,000,000 in aggregate principal amount of 7.875% Senior Notes due 2021 (the “Notes” and claims related to such Notes, collectively, the “Note Claims”), by and among Wilmington Savings Fund Society, FSB as the successor indenture trustee (the “Indenture Trustee”), the Issuers and the guarantors party thereto;

WHEREAS, on May 21, 2015, the Indenture Trustee filed a suit against the Issuers and certain subsidiaries thereof in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”) seeking, among other things, an order requiring the Issuers to make an offer to purchase the Notes in accordance with Section 4.11 (Change of Control) of the Notes Indenture (the “Change of Control and Redemption Suit”);

WHEREAS, on December 4, 2015, the Delaware Chancery Court issued a Memorandum Opinion (the “Opinion”) in the Change of Control and Redemption Suit ruling, among other things, that (i) a “Change of Control,” as defined in the Notes Indenture, occurred on April 16, 2015, (ii) an “Event of Default,” as defined in the Notes Indenture, occurred under Section 6.01(a)(3) of the Notes Indenture on or about May 18, 2015 when the Issuers failed to offer to redeem the Notes and, accordingly, the Indenture Trustee is entitled to an order compelling the Issuers to perform their obligations under Section 4.11 of the Notes Indenture and (iii) under Section 7.07 of the Notes Indenture, the Indenture Trustee is entitled to indemnification of the Indenture Trustee’s reasonable costs and expenses arising from enforcement of the Notes Indenture, including, but not limited to, reasonable attorneys’ fees;

WHEREAS, the Partnership entered into that certain Forbearance Agreement, dated as of December 18, 2015 (as amended, supplemented, or otherwise modified from time to time, the “Forbearance Agreement”), with certain of the Consenting Noteholders and the Indenture Trustee;

WHEREAS, the Partnership entered into that certain Transaction Support Agreement, dated as of April 18, 2016 (as may be amended from time to time, the “Lender Support Agreement”), with certain lenders (the “Consenting Lenders”) under that certain Second Amended and Restated Credit Agreement dated as of August 12, 2010 and amended and restated as of August 23, 2013, by and among the Partnership, Citibank, N.A. as administrative agent and the lenders party thereto (as amended, the “Credit Agreement”), under which the Consenting Lenders agreed to support the Transaction on the terms set forth in the Lender Support Agreement;

WHEREAS, the Partnership, the Consenting Noteholders, the Consenting Lenders and certain other parties in interest (collectively, the “Transaction Parties”) have engaged in arm’s-length, good faith discussions regarding a restructuring of the Partnership’s indebtedness and other obligations, including the Partnership’s indebtedness and obligations under the Notes Indenture, the Credit Agreement and that certain Receivables Financing Agreement, dated as of January 13, 2015 (as amended, supplemented or otherwise modified from time to time, the “A/R Securitization”), by and among PNC Bank, National Association, the lenders party thereto, Foresight Receivables LLC and certain subsidiaries of the Issuers as guarantors; and

WHEREAS, each Party desires to enter into a transaction in furtherance of a global restructuring of the Partnership’s indebtedness and other obligations, and certain equity and governance matters relating to the Partnership, in each case that is consistent with the terms and conditions set forth in this Agreement and the Transaction Term Sheet (such restructuring, for the avoidance of doubt, being defined as the “Transaction” in the Transaction Term Sheet), through which, among other things, the Notes will be exchanged for Second Lien Notes and Convertible PIK Notes (collectively, the “New Notes”) on the terms set forth in the Transaction Term Sheet (such exchange, for the avoidance of doubt, being defined as the “Exchange Offer” in the Transaction Term Sheet).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

1.	Commitment of the Partnership.

Subject to the Partnership’s duties under applicable law and/or its governing documents to act in the best interests of the Partnership, commencing on the TSA Effective Date (as defined below), and for so long as the Termination Date (as defined below) has not occurred, the Partnership and, as applicable, FEGP agree (jointly and severally) to:

a.	support the Transaction, as contemplated under this Agreement and the Transaction Term Sheet;
b.

implement and consummate the Transaction in a timely manner and take any and all commercially reasonable and appropriate actions in furtherance of the Transaction as contemplated under this Agreement and the Transaction Term Sheet; provided, however, that the Partnership shall not accept tenders of Notes or consummate the Exchange Offer unless and until all of the conditions to the effectiveness of the Transaction (including the Exchange Offer) set forth in the Transaction Term Sheet and the definitive offering memorandum relating to the Exchange Offer (the “Offering Memorandum”) have been waived with the prior written consent of the Required Consenting Noteholders (as defined below) or satisfied or will be satisfied or waived contemporaneously with the closing of the Transaction;

c.

negotiate in good faith with the Consenting Noteholders the terms of the definitive documents that are contemplated in the Transaction Term Sheet (collectively, the “Definitive Documents”) including, without limitation: (i) the indenture governing the terms of the Second Lien Notes (the “Second Lien Notes Indenture”) and the indenture governing the terms of the Convertible PIK Notes (the “Convertible PIK Notes Indenture,” and together with the Second Lien Notes Indenture, each, a “New Notes Indenture” and, collectively, the “New Notes Indentures”), (ii) the collateral and security documents that create, evidence or perfect the liens on and security interests in the assets and properties of the Partnership to secure the indebtedness and other obligations under the New Notes, the New Notes Indentures and the New Notes Guarantees (as defined below) (such collateral and security documents, the “Notes Security Documents,” and such liens and security interests, the “New Notes Liens”), (iii) the guarantees to be provided by the Guarantors with respect to the obligations under the Second Lien Notes, the Second Lien Notes Indenture and the Notes Security Documents (such guarantees, the “Second Lien Notes Guarantee”) and the guarantees to be provided by the Guarantors with respect to the obligations under the Convertible PIK Notes, the Convertible PIK Notes Indenture and the Notes Security

Documents (such guarantees, the “Convertible PIK Notes Guarantee,” and together with the Second Lien Notes Guarantee, each, a “New Notes Guarantee” and, collectively, the “New Notes Guarantees”), (iv) the Intercreditor Agreement, (v) the agreement governing the Warrants (the “Warrant Agreement”), (vi) the Registration Rights Agreement, and (vii) the Offering Memorandum and ancillary documents related to the Exchange Offer, the terms of which shall be consistent with this Agreement and the Transaction Term Sheet and otherwise in form and substance acceptable to the Partnership and the Required Consenting Noteholders (it being understood and agreed that any terms therefor contained in the Transaction Term Sheet shall be deemed to be acceptable); provided, however, that “Definitive Documents” shall not include (x) the Credit Agreement Amendment or (y) the Securitization Facility Amendment, but shall include the Intercreditor Agreement;

d.

negotiate in good faith with (i) the Consenting Noteholders and other Transaction Parties regarding the terms and conditions of (A) the Definitive Documents and (B) any documents (other than the Definitive Documents) necessary to implement the Transaction, and (ii) any third party creditors and contract counterparties (in each case unaffiliated with the Partnership) as may be necessary or appropriate under the circumstances in furtherance of the Transaction; provided that such documents referred to in clause (i)(B) above shall contain provisions that are consistent with the Transaction Term Sheet and, to the extent any provisions of such documents are not addressed by the Transaction Term Sheet and directly impact the Consenting Noteholders, such provisions shall be reasonably satisfactory to the Required Consenting Noteholders;

e.	in the case of the Partnership, obtain any and all required governmental, regulatory and third-party approvals for the Transaction;
f.

not directly or indirectly (i) seek, solicit, support, encourage, propose, assist, consent to, or participate in any discussions regarding the negotiation or formulation of any proposal, offer, dissolution, winding up, liquidation, reorganization, recapitalization, assignment for the benefit of creditors, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring of the Partnership other than the Transaction (each, an “Alternative Proposal”), (ii) publicly announce its intention not to pursue the Transaction or (iii) take any other action that is inconsistent with, or that would reasonably be expected to prevent, interfere with or delay the proposal, solicitation, confirmation, or consummation of the Transaction;

g.	take no actions inconsistent with this Agreement or the Transaction Term Sheet; and
h.

in the case of the Partnership, provide Stroock & Stroock & Lavan LLP, counsel to the Required Consenting Noteholders (“Stroock”), and the other advisors to the Consenting Noteholders with reasonable access to management-level employees of the Partnership upon reasonable notice and keep the Consenting Noteholders and their advisors reasonably apprised of any material developments regarding the Partnership’s business operations, condition, assets, liabilities or finances.

2.Commitment of Consenting Noteholders.

Commencing on the TSA Effective Date, and for so long as the Termination Date has not occurred, each Consenting Noteholder (severally and not jointly) agrees to:

a.	support the Transaction as contemplated under this Agreement and the Transaction Term Sheet;
b.

implement and consummate the Transaction in a timely manner and take any and all commercially reasonable and appropriate actions in furtherance of the Transaction as contemplated under this Agreement and the Transaction Term Sheet; provided, however, that such actions shall be limited to review and negotiation of the applicable Definitive Documents and execution of the same (to the extent any of the Definitive Documents requires execution thereof by such Consenting Noteholder to implement and consummate the Transaction); provided further that no Consenting Noteholder shall be obligated to consummate the Exchange Offer or any other part of the Transaction unless and until all of the conditions to the effectiveness of the Transaction (including the Exchange Offer) set forth in the Transaction Term Sheet and the Offering Memorandum have been waived with the prior written consent of the Required Consenting Noteholders or satisfied or will be satisfied or waived contemporaneously with the closing of the Transaction;

c.

tender all of its Notes into the Exchange Offer (other than Notes tendered into the Reserves Tender Offer in accordance with the terms thereof) prior to the early tender time with respect to the Exchange Offer (provided, that such Consenting Noteholder may withdraw its Notes from the Exchange Offer prior to such early tender time in order to effect a Transfer (as defined below) of such Notes in compliance with Section 6), and not take any action or commence any proceeding to oppose, or seek any modification of, the Exchange Offer and the Definitive Documents, and not exercise or seek to exercise any rights (including rights of acceleration or payment) or remedies or assert or bring any claims under or with respect to the Notes or the Notes Indenture against the Partnership that is, in any such case, inconsistent with this Agreement or the Transaction Term Sheet;

d.

not withdraw or revoke its tender, consent or vote with respect to any tender offer, consent solicitation or exchange offer, including the Exchange Offer, except as otherwise expressly permitted pursuant to this Agreement;

e.

negotiate in good faith with the Partnership and, as necessary, the other Transaction Parties, (i) the Definitive Documents (each of which shall be consistent with this Agreement and the Transaction Term Sheet, and otherwise in form and substance acceptable to the Partnership and the Required Consenting Noteholders) (it being understood and agreed that any terms therefor contained in the Transaction Term Sheet shall be deemed to be acceptable) and (ii) any definitive documents (other than the Definitive Documents) necessary to implement the Transaction, which documents covered by this clause (ii) shall contain provisions that are consistent with the Transaction Term Sheet and, to the extent any provisions of such documents are not addressed by the Transaction Term Sheet and directly impact the Consenting Noteholders, such provisions shall be reasonably satisfactory to the Required Consenting Noteholders; and

f.

not directly or indirectly (i) seek, solicit, support, propose, assist, encourage, or tender any of its Note Claims held in any applicable capacity for, consent to, or participate in any discussions regarding the negotiation or formulation of any Alternative Proposal, (ii) publicly announce its intention not to pursue the Transaction or (iii) take any other action that is inconsistent with, or that would reasonably be expected to prevent, interfere with or delay the proposal, solicitation, confirmation, or consummation of the Transaction; provided that nothing contained herein shall prevent the Consenting Noteholders from discussing in the ordinary course the Notes Indenture, related documents, or matters related thereto with the Indenture Trustee, other Noteholders, or any of their respective advisors;

provided that anything in this Section 2 or elsewhere in this Agreement to the contrary notwithstanding, (x) no Consenting Noteholder shall be required to incur, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in its incurrence of, material expenses, liabilities or other obligations (provided, that this clause (x) is not intended to include any internal expenses incurred by a Consenting Noteholder in connection with obtaining any internal approvals or consents to authorize such Consenting Noteholder to execute and deliver this Agreement or to perform its obligations hereunder), (y) this Agreement and all communications and negotiations among the Transaction Parties with respect hereto or any of the transactions contemplated hereunder are without waiver or prejudice to such Parties’ rights and remedies and the Parties hereby expressly reserve all claims, defenses and positions that they may have with respect to each other, and (z) no Party shall be limited in its right to appear and participate as a party in interest in any matter to be adjudicated in any case under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”) (or otherwise), concerning the Partnership or in any foreclosure or similar proceeding.

3.	Forbearance.

The Parties hereby acknowledge and agree that this Agreement does not, and is not intended to, terminate, supersede, amend, modify or otherwise alter the Forbearance Agreement.  The Parties hereby further acknowledge and agree that all of the terms, conditions and provisions of the Forbearance Agreement are and shall remain in full force and effect until terminated in accordance with the terms thereof; provided, however, that the Parties shall be permitted to terminate the Forbearance Agreement upon the Termination Date.  The Parties hereby confirm and reaffirm the Forbearance Agreement and all of their obligations under the Forbearance Agreement.

4.	Representations and Warranties.
a.

Representations and Warranties of Consenting Noteholders.  Each Consenting Noteholder identified on the signature pages hereto as a holder of Notes, represents and warrants on a several (but not joint) basis to the Partnership, that the following are true, correct, and complete as of the TSA Effective Date (or such later date on which a Consenting Noteholder becomes a party to this Agreement by executing and delivering a Joinder Agreement (as defined below)):

i.

Organization; Authority.  Such Consenting Noteholder, if an entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation.  Such Consenting Noteholder has all requisite power and authority to (and if such Consenting Noteholder is an entity, all necessary action on such Consenting Noteholder’s part has been taken to authorize it to) execute and deliver this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

ii.

Binding Obligation. This Agreement constitutes the legally valid and binding obligation of such Consenting Noteholder, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

iii.

No Other Representations; No Reliance.  Except for (a) the representations and warranties made by the Partnership in this Agreement and (b) the good faith statements and representations made by the Partnership in materials provided to the Consenting Noteholders in connection with negotiation of the Transaction, no party has made to such Consenting Noteholder any express or implied representation or warranty with respect to the Partnership or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and such Consenting Noteholder hereby disclaims any such other representations or warranties. Subject to the foregoing exceptions, such Consenting Noteholder is not relying upon any warranty or representation by, or information from, the Partnership of any sort, oral or written.  In particular, and without limiting the generality of the foregoing, such Consenting Noteholder acknowledges that no representation and warranty is made hereunder with respect to any financial projection.

iv.	Ownership; Control. Such Consenting Noteholder (A) either (i) is the sole beneficial owner of the principal amount of Notes and, as applicable, other interests in the Partnership set forth on its signature page hereto, or (ii) has sole investment or voting discretion with respect to the principal amount of such Notes and, if applicable, other interests in the Partnership set forth on its signature page and has the power and authority to bind the beneficial owner(s) of such Notes and, if applicable, other interests in the Partnership to the terms of this Agreement as such terms relate to the Notes and, if applicable, such other interests and (B) has full power and authority to act on behalf of, vote, and consent to matters concerning such Notes and, if applicable, other interests in the Partnership set forth on its signature page and to dispose of, exchange, assign, and transfer such Notes and, if applicable, such other interests in the Partnership, including the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

v.

No Transfers.  Such Consenting Noteholder has made no prior assignment, sale, participation, grant, conveyance, pledge, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey, pledge, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any Notes or, if applicable, such other interests in the Partnership, each as set forth on its signature page, that conflict with the representations and warranties of such Consenting Noteholder herein or would render such Consenting Noteholder otherwise unable to comply with this Agreement and perform its obligations hereunder.

vi.

Knowledge and Experience, Certification.  Such Consenting Noteholder (A) has the requisite knowledge and experience in financial and business matters of the type contemplated by this Agreement such that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Partnership that it considers sufficient and reasonable for purposes of entering into this Agreement and (B) certifies that it is (x) a “qualified institutional buyer,” or QIB, as that term is defined in Rule 144A under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), (y) an institutional “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3), (4), or (7) under the Securities Act or (z) for a holder located outside the U.S., a “non U.S. person” as defined in Regulation S under the Securities Act.

vii.

No Restrictions.  The execution, delivery and performance by such Consenting Noteholder of this Agreement does not, and will not, (A) violate any provision of law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents) for it; (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party; (C) result in the creation of any lien or other encumbrance on any of its Notes or Note Claims (except for any lien or encumbrance created by this Agreement); or (D) require any registration or filing with, consent or approval of, or notice to, or other action of, with or by, any federal, state or governmental authority, regulatory body or commission, except such filings as may be necessary or required under the Securities Act, the Securities Exchange Act of 1934, as amended, or any rule or regulation promulgated thereunder (the “Exchange Act”) or any “blue sky” laws.

viii.

No Fiduciary Restriction.  Such Consenting Noteholder is not aware of the occurrence of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

It is understood and agreed that the representations and warranties made herein by a Consenting Noteholder that is an investment manager of a beneficial owner of Notes or other interest in the Partnership are made with respect to, and on behalf of, such beneficial owner and not such investment manager, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts and other investment vehicles managed by such investment manager.

b.

Representations and Warranties of the Partnership and FEGP.  The Partnership and, as applicable, FEGP represent and warrant (jointly and severally) to each Consenting Noteholder that the following are true, correct, and complete as of the TSA Effective Date:

i.

Indebtedness. As of May 17, 2016, the aggregate outstanding indebtedness (excluding any fees, costs, expenses and indemnities that may be owed by the applicable obligors) (x) under the Credit Agreement is $656.8 million, comprised of $352.5 million of borrowings under the revolving credit facility, $297.8 million of principal amount of term loans, and $6.5 million in letters of credit, (y) under the Notes Indenture is $600 million in principal amount of Notes and approximately $36.0 million of accrued and unpaid interest on the Notes, and (z) under the A/R Securitization is $20.0 million, and such amounts (together with accrued interest and fees thereon) are outstanding and justly and truly owing by the Partnership without defense, offset or counterclaim.

ii.	Financial Condition. The financial condition of the Partnership has not materially and adversely changed from that set forth in the Form 10-K for the year ended December 31, 2015.
iii.

Organization; Authority.  Each of FEGP and the Partnership are duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.  Each of FEGP and the Partnership have all requisite power and authority to, and all necessary action on each Party’s part has been taken to authorize it to, execute and deliver this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.
iv.

Binding Obligation.  This Agreement is the legally valid and binding obligation of each of the Partnership and FEGP and is enforceable against each of the Partnership and FEGP in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

v.

Governmental Consents.  Except as expressly provided in this Agreement, the execution, delivery, and performance by the Partnership and FEGP of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body other than filings to be made with the Securities and Exchange Commission (the “SEC”).

vi.

Review; Fiduciary Duties.  Each of the Partnership and FEGP acknowledges that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth in the exercise of its duties under applicable law and/or its governing documents to act in the best interests of the Partnership. Each of the Partnership and FEGP is not aware of the occurrence of any event that, due to any fiduciary or similar duty to any other entity or person, would prevent it from executing and delivering this Agreement or any of the Definitive Documents, consummating the transactions contemplated hereby or thereby and/or performing its obligations hereunder or thereunder.

vii.

No Restrictions. The execution and delivery of this Agreement by the Partnership and FEGP, the performance by the Partnership and FEGP of their respective obligations hereunder, and the consummation by the Partnership and FEGP of the Transaction does not, and will not, violate any provision of law, rule, regulation, judgment, order or decree applicable to the Partnership or FEGP or their respective certificates of incorporation, certificates of partnership, certifications of formation, bylaws, partnership agreements, limited liability company agreements or other similar governing documents.

viii.

No Conflicting Agreements. Neither the Partnership nor any of its agents, representatives or advisors is party to any agreements or understandings with any third party related to any Alternative Proposal and there are no pending agreements (oral or written), understandings, negotiations or discussions with respect to any Alternative Proposal.

ix.

SEC Filings.  FELP has filed with or furnished to the SEC, on a timely basis, all forms, reports, statements, certifications, schedules, and other documents required to be filed with the SEC or furnished to the SEC by FELP since January 1, 2015, under the Securities Act or the Exchange Act (all such forms, reports, statements, certifications, schedules, and other documents filed, together with any documents so filed or furnished during such period on a voluntary basis, as the same may have been amended since their filing, collectively, the “SEC Filings”).  As of their respective dates, the SEC Filings (as amended, if applicable) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished.  At the time filed with or furnished to the SEC (or if amended prior to the date hereof, as of the date of such amendment), none of the SEC Filings (as amended, if applicable) contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of FELP included in the SEC Filings (including the related notes and schedules thereto) present fairly, in all material respects, the financial position and results of operations and cash flows of FELP and its consolidated subsidiaries as of the dates and for the periods reflected therein, all in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated, subject, in the case of financial statements other than FELP’s audited annual financial statements, to the absence of footnotes, which, if presented, would not contain disclosures that differ materially from those included in the audited annual financial statements and to year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse to FELP and its consolidated subsidiaries.  As of the date of this Agreement, there are no outstanding unresolved comments received from the staff of the SEC with respect to the SEC Filings.  As of the date of this Agreement, none of the SEC Filings is the subject of ongoing SEC review or investigation.

x.

Capitalization.  All of the outstanding equity, ownership and profits interests of FELP were duly authorized for issuance and validly issued, fully paid, and non-assessable.  Except as to be issued pursuant to the Transaction and except as disclosed on the SEC Filings, there are no existing options, warrants, calls, rights or contracts of any character to which FELP is a party requiring, and there are no securities of FELP outstanding which upon conversion, exercise or exchange would require, the issuance of any equity, ownership and profits interests of FELP or other securities convertible into, exercisable or exchangeable for or evidencing the right to subscribe for any equity, ownership and profits interests of FELP.

xi.

Other Agreements.  The management services agreement between FEGP and Murray American Coal, Inc. is in full force and effect and no notice of breach or termination has been received by FEGP, nor are the Partnership or FEGP aware of any reason for any such notice.

5.	Covenants of the Parties.
a.

Subject to the terms and conditions hereof, commencing on the TSA Effective Date and for so long as the Termination Date has not occurred, and unless compliance is waived in writing by the Required Consenting Noteholders, the Partnership and, as applicable, FEGP agree as follows (such agreements to be in addition to, and not in lieu of, the agreements of the Partnership set forth in Section 1 or elsewhere in this Agreement):

i.

each of the Partnership and FEGP shall use its commercially reasonable efforts to (A) complete and satisfy the conditions necessary to consummate the Transaction as contemplated under this Agreement, the Transaction Term Sheet and the Definitive Documents (including the Offering Memorandum) within the timeframes contemplated under Section 7 herein or otherwise set forth in the Transaction Term Sheet; (B) take any and all necessary and appropriate actions in furtherance of the Transaction as contemplated under the Transaction Term Sheet; and (C) obtain, file, submit or register any and all required governmental, regulatory and/or third-party filings, approvals, registrations or notices that are necessary or advisable to implement and consummate the Transaction; provided, however, that the Partnership shall not accept tenders of Notes or consummate the Exchange Offer unless and until all of the conditions to the effectiveness of the Transaction (including the Exchange Offer) set forth in the Transaction Term Sheet and the Offering Memorandum have been waived with the prior written consent of the Required Consenting Noteholders or satisfied or will be satisfied or waived contemporaneously with the closing of the Transaction;

ii.

the Partnership shall cooperate fully with the Consenting Noteholders and their respective advisors and shall promptly provide updates to such parties (and promptly respond to any written or oral requests) regarding (A) any potential bankruptcy proceeding to be commenced by the Partnership (including but not limited to issues related to valuation of the Partnership or its assets, asset disposition, bankruptcy-related costs and expenses and creditor recoveries); (B) any contingency planning or any other material actions to be taken by or agreements to be entered into by the Partnership; and (C) any discussions or negotiations regarding any of the foregoing;

iii.

subject to its duties under its organizational documents and applicable law, each of the Partnership and FEGP shall take no actions inconsistent with this Agreement, the Forbearance Agreement or the Transaction Term Sheet;

iv.	the Partnership shall not, directly or indirectly, purchase or acquire any indebtedness, debt securities or equity securities of any person or entity;
v.

each of the Partnership and FEGP shall not investigate, seek discovery, prepare or commence a legal proceeding that challenges the validity, enforceability or priority of the Notes or the Notes Indenture, the Transaction, the Opinion or this Agreement;

vi.

the Partnership shall not make any modifications or waivers with respect to the terms and conditions of the Exchange Offer or any other part of the Transaction or enter into any agreements or documents (or amend or modify any documents) that relate to the Transaction that are not consistent with this Agreement or the Transaction Term Sheet;

vii.

the Partnership shall not increase in any manner the compensation or benefits (including severance) of any director, officer or employee of the Partnership in an amount that exceeds $500,000 for any individual director, officer or employee; provided, however, that this Section 5(a)(vii) shall not apply with respect to any chief financial officer; and

viii.

if the Partnership receives an unsolicited proposal or expression of interest with respect to an Alternative Proposal, the Partnership shall, within 24 hours of the receipt of such proposal or expression of interest, notify Stroock and the other advisors to the Consenting Noteholders of the receipt thereof, with such notice to include the material terms thereof, including the identity of the person, entity or group of persons or entities involved. Notwithstanding the receipt of such unsolicited proposal or expression of interest, the Partnership acknowledges and agrees that it is, and will continue to be, bound by its obligations set forth in Section 1(f) hereof, subject to its duties under applicable law and/or its governing documents to act in the best interests of the Partnership.

All of the covenants contained in this Section 5(a) and all of the other covenants made by the Partnership in this Agreement, are independent of and in addition to the covenants of the Partnership in the Notes Indenture and the Forbearance Agreement.  For the avoidance of doubt, compliance by the Partnership with the covenants set forth in this Section 5(a) shall not be deemed compliance with any separate covenant contained in the Notes Indenture or the Forbearance Agreement, even if such covenant in the Notes Indenture or the Forbearance Agreement covers the same or similar actions or matters that are covered by the covenants in this Agreement.

b.

Subject to the terms and conditions hereof, commencing on the TSA Effective Date and for so long as the Termination Date has not occurred, and unless compliance is waived in writing by the Partnership, each Consenting Noteholder (severally and not jointly) agrees as follows (subject to the proviso at the end of Section 2 hereof):

i.

it shall use its commercially reasonable efforts to (A) support, complete, and satisfy the conditions necessary to consummate the Transaction as contemplated under this Agreement and the Transaction Term Sheet within the timeframes contemplated under Section 7 or otherwise set forth in the Transaction Term Sheet; (B) take any and all necessary and appropriate actions in furtherance of the Transaction as contemplated under the Transaction Term Sheet; and (C) to the extent required by such Consenting Noteholder, obtain, file, submit or register any and all required regulatory and/or third-party filings, approvals, registrations or notices that are necessary or advisable to implement and consummate the Transaction; provided, however, that no Consenting Noteholder shall be obligated to consummate the Exchange Offer or any other part of the Transaction unless and until all of the conditions to the effectiveness of the Exchange Offer set forth in the Offering Memorandum have been waived with the prior written consent of the Required Consenting Noteholders or satisfied or will be satisfied or waived contemporaneously with the closing of the Transaction;

ii.	it shall take no actions inconsistent with this Agreement or the Transaction Term Sheet; and
iii.	it shall execute and deliver the Definitive Documents to which it is to be a party and perform its obligations thereunder.
c.

On or before May 20, 2016, the Partnership and the Required Consenting Noteholders shall have agreed on the forms of “Description of Notes” and “Warrant Certificate” referenced in the Transaction Term Sheet.  Failure to comply with this covenant shall constitute a material breach by the Partnership of this covenant and the Partnership waives any notice provisions with respect to breach of this covenant.

6.	Transfer of Notes or Other Interests in the Partnership.

Commencing on the TSA Effective Date and until and unless the Termination Date has occurred, no Consenting Noteholder shall assign or otherwise transfer (“Transfer”) any Notes, Note Claims or other interests in the Partnership, and any purported Transfer of Notes, Note Claims or other interests in the Partnership shall be null and void and without effect, unless the transferee is a Party to this Agreement or has executed a joinder agreement, the form of which is attached hereto as Exhibit B (a “Joinder Agreement”), prior to the time any such Transfer is effective and delivered a copy thereof to the Partnership and Stroock in accordance with the notice provisions set forth herein, in which event (x) the transferee shall be deemed to be a Consenting Noteholder hereunder to the extent of such transferred Notes, Note Claims or interests in the Partnership (and all claims or interests it already may hold against or in the Partnership prior to such Transfer) and (y) the transferor Consenting Noteholder shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement to the extent of such transferred Notes, Note Claims or interests in the Partnership as of the date of such Transfer; provided however that such Transfer shall not relieve such transferor Consenting Noteholder of any breach or non-performance of its obligations hereunder prior to the date of such Transfer.  Notwithstanding the foregoing, the restrictions on Transfer set forth in this Section 6 shall not apply to the grant of any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer holding custody of such claims or interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims or interests. Any Transfer that does not comply with the foregoing shall be deemed void ab initio and each Party hereto shall have the right to enforce the voiding of such Transfer.  Any Consenting Noteholder that effectuates a Transfer in compliance with the terms hereof shall have no liability under this Agreement arising from or related to the failure of the transferee to comply with the terms of this Agreement.  This Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring additional Notes or other claims against or interests in the Partnership; provided that any such additional Notes or other interests in the Partnership shall, upon acquisition, automatically be deemed to be subject to all the terms of this Agreement.

Notwithstanding anything to the contrary set forth in this Section 6, (i) the foregoing provisions shall not preclude any Consenting Noteholder from settling or delivering any Notes, Note Claims or other interests in the Partnership to settle any confirmed transaction pending as of the date of such Consenting Noteholder’s entry into this Agreement (subject to compliance with applicable securities laws and it being understood that such Note Claims or other interests in the Partnership so acquired and held shall be subject to the terms of this Agreement), (ii) a Qualified Marketmaker (as defined below) that acquires any Notes, Note Claims or other interests in the Partnership from a Consenting Noteholder with the purpose and intent of acting as a Qualified Marketmaker for such Notes, Note Claims or other interests in the Partnership shall not be required to execute and deliver a Joinder Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Notes, Note Claims or other interests in the Partnership (by purchase, sale, assignment, participation, or otherwise) within ten (10) business days of its acquisition to a Consenting Noteholder or a transferee that executes and delivers a Joinder Agreement in accordance with the terms set forth in the immediately preceding paragraph no later than two (2) business days after consummation of the Transfer (provided that, in the event the Consenting Noteholders are required to fulfill any duty or obligation under this Agreement while such Notes, Note Claims or other interests in the Partnership are held by the Qualified Marketmaker, the applicable Consenting Noteholder shall cause the Qualified Marketmaker to be bound by and subject to this Agreement as if such Qualified Marketmaker was a Consenting Noteholder while such Notes, Note Claims or other interests in the Partnership are held by the Qualified Marketmaker (but only with respect to such Notes, Note Claims or other interests in the Partnership) (it being understood that a Consenting Noteholder shall not be required to fulfill its obligation to tender its Notes into the Exchange Offer until immediately prior to the expiration of the early tender time thereof)), and (iii) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Notes, Note Claims or other interests in the Partnership that it acquires from a Noteholder that is not or has not been a Consenting Noteholder to a transferee that is not a Consenting Noteholder at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute a Joinder Agreement.

As used herein, “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Partnership (or enter with customers into long and short positions in claims against the Partnership), in its capacity as a dealer or market maker in claims against the Partnership and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

7.	Termination.

This Agreement shall terminate automatically upon the consummation of the Transaction and shall also terminate (a) at any time by the mutual written consent of the Partnership and the Required Consenting Noteholders, (b) automatically upon the occurrence of any of the events set forth in any of clauses (i) – (v) of this Section 7, (c) automatically, three (3) business days after the occurrence of any of the events set forth in any of clauses (vi) – (viii) of this Section 7, unless waived or otherwise agreed to in writing by the Required Consenting Noteholders, (d) by the Required Consenting Noteholders upon three (3) business days’ written notice delivered to the Partnership in accordance herewith of the occurrence of any of the events set forth in any of clauses (ix) – (xiii) of this Section 7, and (e) by the Partnership upon three (3) business days’ written notice delivered to the Consenting Noteholders in accordance herewith of the occurrence of any of the events set forth in any of clauses (ix) or (xii) of this Section 7 (each of the following events, a “Termination Event”):

Automatic Termination – Immediate.

i.

the Partnership (x) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Partnership or any substantial part of the property of the Partnership, (y) seeks any arrangement, adjustment, protection, or relief of its debts, or (z) makes a general assignment for the benefit of its creditors;

ii.	the Partnership commences a voluntary case filed under the Bankruptcy Code;
iii.	the Partnership fails to consummate the Transaction on or before July 15, 2016;
iv.	the Forbearance Agreement is terminated or is otherwise no longer in effect;

v.	the commencement of an involuntary case against the Partnership under the Bankruptcy Code;

Automatic Termination – After Three Business Days.

vi.

the Partnership takes any action in any manner to repudiate or assert a defense to any of its obligations under the Notes or the Notes Indenture, this Agreement or the Opinion, or related to the Change of Control and Redemption Suit;

vii.	the Partnership proposes or supports an Alternative Proposal, publicly announces its intention to pursue an Alternative Proposal, or otherwise breaches its obligations under Section 1(f);
viii.

(x) the forbearance agreement dated January 27, 2016 (as amended, extended or otherwise modified from time to time, the “A/R Securitization Forbearance Agreement”) with certain lenders in respect of the A/R Securitization is terminated or is otherwise no longer in effect, (y) the Lender Support Agreement terminates or is otherwise no longer in effect or (z) the A/R Securitization Forbearance Agreement or the Lender Support Agreement is amended, supplemented or otherwise modified in any respect (other than any extension of any stated date by which the “Forbearance Termination Date” (in the case of the A/R Securitization Forbearance Agreement) or the “Termination Date” (in the case of the Lender Support Agreement) is to occur) in any manner that is adverse to the holders of the Notes without the prior written consent of the Requisite Consenting Noteholders;

Termination Upon Three Business Days’ Notice.

ix.

if any condition to closing of the Exchange Offer becomes incapable of being satisfied on or before July 15, 2016; provided, that in no case shall the Partnership or the Required Consenting Noteholders be entitled to terminate this Agreement pursuant to this Section 7(ix) if such Party’s failure to comply with this Agreement was the primary reason that such condition became incapable of being satisfied on or before July 15, 2016;

x.	[Intentionally omitted];
xi.

(x) any of (A) the Definitive Documents are inconsistent with the terms and conditions set forth in the Transaction Term Sheet or this Agreement or are otherwise not in form and substance acceptable to the Required Consenting Noteholders or (B) the definitive documents (other than the Definitive Documents) in respect of the Transaction are inconsistent with the terms and conditions set forth in the Transaction Term Sheet or this Agreement or, to the extent any provisions of such documents are not addressed by the Transaction Term Sheet and directly impact the Consenting Noteholders, such provisions are not reasonably satisfactory to the Required Consenting Noteholders or (y) any of the terms or conditions of any of the Definitive Documents is waived, amended, supplemented or otherwise modified without the prior written consent of the Required Consenting Noteholders;

xii.

any court of competent jurisdiction or other competent governmental or regulatory authority issuing a final, nonappealable order making illegal or otherwise restricting, preventing, or prohibiting the Transaction in a material way or requiring the Partnership to take actions (or refrain from taking actions) that are inconsistent in any material respect with this Agreement or the Transaction Term Sheet; provided, that in no case shall the Partnership or the Required Consenting Noteholders be entitled to terminate this Agreement pursuant to this Section 7(xii) if (A) such Party’s failure to comply with this Agreement was the primary reason that such order was entered or such restriction, prevention, or prohibition imposed or (B) such Party requested or commenced the action that led to such order; and

xiii.

any material breach by the Partnership of any of its representations or warranties set forth in this Agreement or any of its covenants or other obligations under this Agreement (except to the extent any such breach is covered by any of the other Termination Events set forth in this Section 7), including any modifications or amendments to the Transaction Term Sheet that are not made in accordance with the terms hereof, or any agreement governing the Transaction or failure by the Partnership to satisfy the terms and conditions of the Transaction Term Sheet in any material respect; provided, however, that any termination notice delivered on account of this Section 7(xiii) shall be of no force and effect if such breach has been cured within three (3) business days of the delivery of such notice.

The date on which this Agreement terminates shall be referred to as the “Termination Date” and the provisions of this Agreement and the Transaction Term Sheet shall terminate on the Termination Date, except as otherwise provided in this Agreement, unless, prior to the Termination Date, the Termination Event is waived, amended or modified in writing on the terms set forth in this Section 7.

Upon the Termination Date, (i) this Agreement shall forthwith become void and of no further force or effect, (ii) each Party shall (except as otherwise expressly provided in this Agreement) be immediately released from its commitments, obligations, undertakings, and agreements under or related to this Agreement, (iii) there shall be no liability or obligation on the part of any Party under this Agreement, (iv) each Party shall have all the rights and remedies that it would have had and shall be entitled to take all actions that it would have been entitled to take had it not entered into this Agreement and no such rights or remedies shall be deemed waived pursuant to a claim of laches, estoppel or otherwise, and (v) except in the case where the termination of this Agreement occurs upon the consummation of the Transaction, the Partnership shall promptly withdraw, and shall not consummate, the Exchange Offer; provided, that in no event shall any such termination relieve a Party from (A) liability for its breach or non-

performance of its obligations hereunder prior to the Termination Date and (B) obligations under this Agreement which by their terms expressly survive termination of this Agreement.  In addition, during the continuation of any 3-business day period referred to in the first paragraph of this Section 7, the Partnership shall not consummate the Exchange Offer and shall only be permitted to consummate the Exchange Offer if this Agreement is not terminated upon the expiration of such 3-business day period (or earlier), subject to the satisfaction of all of the conditions to the effectiveness of the Transaction (including the Exchange Offer) set forth in the Transaction Term Sheet and the Offering Memorandum.

8.	Specific Performance.

It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief, including attorneys’ fees and costs, as a remedy of any such breach without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which such non-breaching Party may be entitled at law or in equity; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

9.	Relationship Among Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Parties under this Agreement shall be several and not joint.  It is understood and agreed that any Consenting Noteholder may trade in the Notes and the Note Claims or other debt or equity securities of the Partnership without the consent of any other Party, subject to applicable securities laws and Section 5 hereof.  No Party hereto shall have any responsibility with respect to the Transfer of any of the Notes or Note Claims by any other entity by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Noteholder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Party.  For the avoidance of doubt, no action taken by a Consenting Noteholder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Noteholders are in any way acting in concert or as such a “group.”  The execution of this Agreement by any Consenting Noteholder shall not create, or be deemed to create, any fiduciary or other duties (actual or implied) to any other Consenting Noteholder other than non-fiduciary duties as expressly set forth in this Agreement.

10.	Entire Agreement; Prior Negotiations.

This Agreement, including the Transaction Term Sheet, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (oral or written), negotiations, and documents between and among the Parties (and their respective advisors) with respect to the subject matter hereof, except for (a) the Forbearance Agreement and (b) any confidentiality agreements heretofore executed between or among any of the Parties, which shall continue in full force and effect.

11.	Conflicts.

In the event of any conflict among the terms and provisions of (i) the Transaction Term Sheet and (ii) this Agreement, the terms and provisions of the Transaction Term Sheet shall control. Notwithstanding the foregoing, nothing contained in this Section 11 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

12.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 7 hereof, the acknowledgements, agreements and obligations of the Parties in this Section 12, and Sections 8, 9, 13, 16, 17, 18, 21, 22, 24, 25, 27, 28, 29, 30 and 32 hereof (and any defined terms used in any such Sections), and the proviso in the last paragraph of Section 7, shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

13.	Amendments and Waivers.

Except as otherwise provided herein, this Agreement (including the Transaction Term Sheet) may not be modified, amended, supplemented or waived without the prior written consent of the Partnership and the Required Consenting Noteholders.  As used in this Agreement, “Required Consenting Noteholders” means (x) at least two of the Consenting Noteholders and (y) Consenting Noteholders holding more than 66 2/3% in aggregate outstanding principal amount of the Notes that are held by all Consenting Noteholders (excluding any Consenting Noteholders who may be affiliates of the Partnership) as of the date of determination.  No course of dealing between or among the Parties shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement. In determining whether any consent or approval has been given or obtained by the Required Consenting Noteholders, the Notes held by any Consenting Noteholder that is, at the time of determination, in material breach of its covenants, obligations or representations under this Agreement shall be excluded from such determination.  No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver (unless such waiver expressly provides otherwise).

14.	Independent Analysis.

Each Consenting Noteholder hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate.

15.	Cooperation; Further Assurances.

The Parties shall cooperate with each other in good faith and shall coordinate their activities with each other (to the extent practicable and subject to the terms hereof) in respect of (a) all matters concerning the drafting and execution of the Definitive Documents and the implementation of the Transaction, and (b) the pursuit and support of the Transaction.  The

Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement (provided, that none of the Consenting Noteholders shall be required to incur any material expenses, liabilities or other obligations in connection therewith, not including any internal expenses incurred by a Consenting Noteholder in connection with obtaining any internal approvals or consents in connection therewith).  In addition, the Parties shall cooperate with one another and use good faith efforts to agree to report, for U.S. federal income tax purposes, the treatment of the Transaction and the securities received in connection with the Transaction in a manner acceptable to the Required  Consenting Noteholders, which treatment shall be set forth in the Definitive Documents.

16.GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401), WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

17.WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.	Consent to Jurisdiction.

Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of (a) the Delaware Court of Chancery (and any state appellate court therefrom within the State of Delaware) and the United States District Court for the District of Delaware (and any appellate court therefrom) or, if either such court declines to accept jurisdiction over a particular matter, any other state or federal court in Delaware generally, and (b) the United States District Court for the Southern District of New York (and any appellate court therefrom) or, if such court declines to accept jurisdiction over a particular matter, any other federal court in New York generally or any state court located in New York County, State of New York, in any action or proceeding arising out of or relating to this Agreement or the Notes Indenture, or for recognition or enforcement of any judgment arising therefrom, and further irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or the Notes Indenture brought by them shall be brought, and shall be heard and determined, exclusively in the aforementioned Delaware or New York courts. Each Party irrevocably waives any objection as to venue or inconvenient forum.  Each Party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

19.	TSA Effective Date; Conditions to Effectiveness.

This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m. prevailing Eastern Time on the date on which all of the following conditions are satisfied (the “TSA Effective Date”):

a.	the Consenting Noteholders shall have received duly executed signature pages for this Agreement signed by the Partnership;
b.	the Partnership shall have received duly executed signature pages for this Agreement from Consenting Noteholders holding at least 66.67% in outstanding principal amount of Notes;
c.

each of the Lender Support Agreement and the A/R Securitization Forbearance Agreement shall be in full force and effect, and shall not have been amended, supplemented or otherwise modified since the date of its effectiveness (other than (x) that certain amendment to the A/R Securitization Forbearance Agreement dated as of February 15, 2016 and (y) any extension of any stated date by which the “Forbearance Termination Date” (in the case of the A/R Securitization Forbearance Agreement) or the “Termination Date” (in the case of the Lender Support Agreement) is to occur) without the prior written consent of the Required Consenting Noteholders;

d.	each of the representations and warranties made by the Partnership in Section 4 hereof or elsewhere in this Agreement shall be true and correct as of the TSA Effective Date; and
e.

the Partnership shall have paid any and all outstanding Trustee Fees and reasonable Holder Expenses (each as defined in the Forbearance Agreement) (without duplication), including Consenting Noteholder professionals’ fees agreed under any agreements between the Partnership and the Required Consenting Noteholders and other engagement letters between FELP and the Consenting Noteholder advisors (if any) incurred through the TSA Effective Date in accordance with the terms of the Forbearance Agreement.

Upon the TSA Effective Date, the Transaction Term Sheet shall be deemed effective for the purposes of this Agreement, and thereafter the terms and conditions therein may only be amended, modified, waived, or otherwise supplemented as set forth in Section 13.

20.	No Solicitation.

Notwithstanding anything to the contrary, this Agreement is not and shall not be deemed to be an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act and the Exchange Act.

21.	Third-Party Beneficiary.

The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

22.	Successors and Assigns; Severability.

Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators and representatives.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect, provided, however, that nothing in this Section 22 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event.

23.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by electronic mail (in “.pdf” or “.tif” format), facsimile or otherwise, which shall be deemed to be an original for the purposes of this Agreement.

24.	Headings.

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

25.	No Waiver of Participation and Preservation of Rights.

Except as provided in this Agreement, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Consenting Noteholders to (i) protect and preserve its rights, remedies, and interests, including, but not limited to, its claims against any other Party and any liens or security interests it may have in any assets of the Partnership, (ii) purchase, sell or enter into any transactions in connection with the Notes, subject to the restrictions provided for herein in respect of such Transfers, (iii) enforce any right under the Notes Indenture, or the Forbearance Agreement, subject to the terms hereof, (iv) consult with other Consenting Noteholders, other holders of Notes, the Partnership or any other Transaction Party, or (v) enforce any right, remedy, condition, consent or approval requirement under this Agreement or in any of the Definitive Documents.  Without limiting the foregoing sentence in any way, if this Agreement is terminated in accordance with its terms for any reason (other than consummation of the Transaction), the Parties each fully and expressly reserve any and all of their respective rights, remedies, claims, defenses and interests, subject to

Sections 7 and 8 in the case of any claim for breach of this Agreement arising prior to termination.

26.	Consideration.

The Parties hereby acknowledge that no consideration, other than that specifically described herein and in the Transaction Term Sheet and the Definitive Documents shall be due or paid to any Party for its agreement to support the Transaction in accordance with the terms and conditions of this Agreement.

27.	Representation by Counsel.

Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the Transaction.  Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

28.	Interpretation.

This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner.  Any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. When a reference is made in this Agreement to a Section, clause, Exhibit or Schedule, such reference is to a Section or clause of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (d) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

29.	Several, Not Joint, Claims.

The agreements, representations, warranties and obligations of the Parties to this Agreement are, in all respects, several and not joint.

30.	Notices.

All notices, requests, demands, document deliveries and other communications hereunder shall be deemed given if in writing and delivered, if sent by email, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses, email addresses and facsimile numbers (or at such other addresses, email addresses or facsimile numbers as shall be specified by like notice):

If to the Partnership, to counsel at the following address:

Foresight Energy LP

211 North Broadway, Suite 2600

Saint Louis, MO  63102

Attn: Rashda Buttar, General Counsel

Email: rashda.buttar@foresight.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Facsimile:  (212) 492-0158

Attn:  Kelley A. Cornish, Alice Belisle Eaton and Lauren Shumejda

Email: kcornish@paulweiss.com, aeaton@paulweiss.com, lshumejda@paulweiss.com

If to any Consenting Noteholder, to the address set forth on its signature page with a copy (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Facsimile:  (212) 806-6006

Attn:  Jayme T. Goldstein and Daniel Ginsberg

Email: jgoldstein@stroock.com; dginsberg@stroock.com

31.	Acknowledgement.

The Parties acknowledge that all representations, warranties and covenants made by any Consenting Noteholder on behalf of the accounts that it manages are being made only with respect to the Note Claims held in such accounts, and shall not apply to (or be deemed to be made in relation to) any Note Claims that may be beneficially owned by the entity on whose behalf such accounts are managed that are not held through such managed accounts.

32.	Settlement Discussions; Press Releases and Public Announcements.

This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

The Partnership and each Consenting Noteholder shall (a) consult with the advisors to the Partnership and the Required Consenting Noteholders, as and if applicable, before the Partnership or any Consenting Noteholder issues any press release or makes any filings with the SEC or as required by law or any rule or regulation of any securities exchange or any governmental agency with respect to the Transaction contemplated by this Agreement, and (b) use its commercially reasonable efforts to allow the applicable advisors a reasonable opportunity to review and comment in advance of such disclosure.

Except as required by law, court order, or any applicable rule or regulation of any securities exchange or any governmental agency, no Party or its advisors shall (i) use the name of any Consenting Noteholder in the Offering Memorandum, any press release, any filing with the SEC or in any public manner with respect to this Agreement, the Transaction, any of the Definitive Documents or any other documents relating to the Transaction or (ii) disclose to any person or entity (including, for the avoidance of doubt, any other Consenting Noteholder), other than advisors to the Partnership, the principal amount or percentage of any Notes held by any Consenting Noteholder, in each case, without such Consenting Noteholder’s prior written consent; provided, however, that (x) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the applicable Consenting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (y) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Notes held by the Consenting Noteholders, collectively.  Notwithstanding the provisions in this Section 32, any Party hereto may disclose the identities of the Parties hereto in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

FORESIGHT ENERGY GP LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

FORESIGHT ENERGY LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

FORESIGHT ENERGY FINANCE CORPORATION

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

[Signature page to Transaction Support Agreement]

NY 76190396

GUARANTORS:

FORESIGHT ENERGY LP

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

FORESIGHT ENERGY EMPLOYEE SERVICES CORPORATION

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

FORESIGHT ENERGY SERVICES LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

HILLSBORO ENERGY LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

SUGAR CAMP ENERGY, LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

MACOUPIN ENERGY LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

[signature page to Transaction Support Agreement]

NY 76190396

WILLIAMSON ENERGY, LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

FORESIGHT COAL SALES LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

TANNER ENERGY LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

SITRAN LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

SENECA REBUILD LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

OENEUS LLC D/B/A SAVATRAN LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

[signature page to Transaction Support Agreement]

NY 76190396

ADENA RESOURCES LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

HILLSBORO TRANSPORT LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

AMERICAN CENTURY TRANSPORT LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

AKIN ENERGY LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

AMERICAN CENTURY MINERAL LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

[signature page to Transaction Support Agreement]

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AGREED BY EACH OF THE
FOLLOWING PARTIES:

[_________________]

Authorized Signatory:

By:_________________________________
Name:
Title:

Aggregate Principal Amount of Notes under the Notes Indenture: $_______________________

Name and Address of Contact for Notices:

Name:

Address:

Facsimile:

Email:

[Signature page to Transaction Support Agreement]

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EXHIBIT A

Transaction Term Sheet

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EXECUTION VERSION

TERM SHEET FOR PROPOSED TRANSACTION

This term sheet (including all exhibits, schedules and annexes hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Notes Transaction Support Agreement (as defined below), this “Term Sheet”) sets forth certain of the principal terms of a proposed global restructuring of the indebtedness and other obligations of, and certain equity and governance matters relating to, (a) Foresight Energy GP LLC, a Delaware limited liability company (“FEGP”), and (b) Foresight Energy LP, a Delaware limited partnership (“FELP”), Foresight Energy LLC, a Delaware limited liability company (“FELLC”), and their respective subsidiaries (collectively, the “Partnership”).  Such global restructuring, as contemplated by this Term Sheet, is referred to herein as the “Transaction”.

Capitalized terms used herein without definitions shall have the meanings given to such terms in the Transaction Support Agreement, dated as of May 17, 2016 (the “Execution Date”), to which this Term Sheet is attached as Exhibit A (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Notes Transaction Support Agreement”).

The Transaction contemplates, among other things: (i) an exchange of the Senior Notes (as defined herein); (ii) amendments and waivers to the Credit Agreement and the Securitization Facility (each as defined herein); (iii) amendments to various corporate governance agreements and related contracts; and (iv) the granting of certain releases by and among certain Transaction Parties (as defined below), in each case, on the terms and subject to the conditions set forth in this Term Sheet and the Notes Transaction Support Agreement.  The date on which the Transaction is consummated is called the “Effective Date”.

This Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the definitive documentation executed, delivered, filed and/or distributed in connection with the Transaction, all of which remain subject to discussion and negotiation among the Transaction Parties.

THIS TERM SHEET IS NOT AN OFFER OR THE SOLICITATION OF AN OFFER WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER WILL ONLY BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A COMPREHENSIVE COMPROMISE AND SETTLEMENT, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE PROPOSED TRANSACTION.  THIS TERM SHEET IS CONFIDENTIAL AND SUBJECT TO FEDERAL RULE OF EVIDENCE 408.  Nothing in this Term Sheet shall constitute or be construed as an admission of any fact or liability, a stipulation or a waiver, AND EACH statement CONTAINED HEREIN IS MADE without prejudice solely for settlement purposes, with a full reservation as to any rights, remedies or defenses of the PARTNERSHIP AND ALL OTHER TRANSACTION PARTIES.

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SUMMARY OF CERTAIN ECONOMIC AND OTHER TERMS AND CONDITIONS FOR TRANSACTION
Parties in Interest:

The Transaction is contemplated by and among:

(a)  FELP, FELLC, and their respective subsidiaries;

(b)  Murray Energy Corp., an Ohio corporation (“Murray”), Christopher Cline, an individual (“Cline”), and Cline Resources and Development Company, a West Virginia corporation (“Development” and, together with Murray and Cline, the “Significant Equityholders”), and certain investors in, and principals of, the Significant Equityholders;

(c)  FEGP;

(d)  lenders under the Credit Agreement who hold commitments, loans or other credit extensions under the Credit Agreement in a sufficient amount or percentage to effectuate the amendments and waivers to the Credit Agreement contemplated herein (the “Consenting Secured Lenders”);

(e)  PNC Bank, National Association, as administrative agent (the “Securitization Agent”) under the Securitization Facility, and lenders under the Securitization Facility who hold commitments, loans or other credit extensions under the Securitization Facility in a sufficient amount or percentage to effectuate the amendments and waivers to the Securitization Facility contemplated herein;

(f)  the Indenture Trustee (as defined below), the holders of the Senior Notes that are affiliates of the Partnership, and holders of the Senior Notes holding at least 98% of the aggregate principal amount of outstanding Senior Notes not held by affiliates of the Partnership; and

(g)  the members of FEGP, in their capacities as such, which consist of: (i) Foresight Reserves LP, a Nevada limited partnership (“Reserves”), (ii) Murray and (iii) Michael Beyer, an individual (“Beyer,” and such members, collectively, the “Members”).

The persons and entities described in clauses (a) through (g) shall be referred to herein, collectively, as the “Transaction Parties”.

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Current Capital Structure:

The capital structure of the Partnership is currently as follows:

(a)  Indebtedness (the “Secured Debt”) outstanding under the Second Amended and Restated Credit Agreement, dated as of August 23, 2013, by and among FELLC, as borrower, certain guarantors, Citibank N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto from time to time (as amended, supplemented or otherwise modified, the “Credit Agreement”), comprised of (i) $352.5 million of principal amount of revolving loans, (ii) $297.8 million of principal amount of term loans, and (iii) $6.5 million in undrawn letters of credit, in each case, outstanding as of the Execution Date;

(b)  Indebtedness outstanding under the Receivables Financing Agreement, dated as of January 13, 2015, by and among Foresight Receivables LLC, as borrower, the Securitization Agent, and the lenders party thereto from time to time (as amended, supplemented or otherwise modified, the “Securitization Facility”), comprised of a $50 million credit facility of which an estimated principal amount of approximately $20 million of borrowings are outstanding as of the Execution Date;

(c)  Indebtedness and lease obligations (the “Equipment Financings”) outstanding, collateralized by longwall mine equipment, by and among FELP, FELLC, and the financing parties thereto, with an aggregate outstanding balance of $164.8 million as of the Execution Date;

(d)  Indebtedness constituting senior unsecured notes (the “Senior Notes”) issued under that certain Indenture, dated as of August 23, 2013, by and among FELLC and Foresight Energy Financing Corporation, as issuers (the “Issuers”), certain guarantors, and Wilmington Savings Fund Society, FSB, as successor indenture trustee (in such capacity, the “Indenture Trustee”) (as amended, supplemented or otherwise modified, the “Indenture”), in an outstanding principal amount of $600 million as of the Execution Date, which amount includes Senior Notes held by investors in Reserves (collectively, the “Reserves Investor Group” and such Senior Notes, the “Affiliate Notes”) in an aggregate principal amount of $80.0 million as of the Execution Date;

(e)  Partnership interests in FELP, comprised of (i) common units in FELP (the “Common Units”) held by public unitholders, current and former FEGP executive officers and directors, Cline Trust Company, a Delaware limited liability company (“CTC”), and affiliates of Cline and Reserves and (ii) subordinated units in FELP (together with the Common Units, the “FELP Units”) held by Murray; and

(f)  Limited liability company interests in FEGP held by Reserves, Murray and Beyer.

See Schedule 1 hereto for the Partnership’s projected capitalization and equity structure as of the Effective Date and April 7, 2017, assuming the Note Redemption (as defined below) occurs on such date and after giving effect thereto.

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Implementation of Transaction:

The Transaction will be accomplished through the following key steps and transactions, each as described in detail below:

(a)The purchase, through a cash tender offer (the “Reserves Tender Offer”), by the Reserves Investor Group of up to $106 million principal amount of Senior Notes held by holders that are not Reserves, the Reserves Investor Group or affiliates of Reserves or the Reserves Investor Group (including CTC), which purchase shall settle contemporaneously with the settlement of the Exchange Offer (as defined below) (such purchased Senior Notes, the “New Affiliate Notes”), on the terms described in Schedule 2 hereto;

(b)  The exchange, through an exchange offer with holders of Senior Notes that are not Reserves, the Reserves Investor Group or affiliates of Reserves or the Reserves Investor Group (collectively, the “Exchange Offer”), of Senior Notes for (i) up to $294 million aggregate principal amount of Second Lien Notes (as defined herein), plus an additional principal amount of Second Lien Notes equal to the accrued and unpaid interest on the Senior Notes (including any Senior Notes tendered by such holders into the Reserves Tender Offer) up to (but excluding) the Effective Date, on the terms described in Schedule 3 hereto; (ii) up to $120 million aggregate principal amount of Convertible PIK Notes (as defined herein) on the terms described in Schedule 4 hereto; and (iii) warrants to be issued on the Effective Date to acquire an amount of newly issued Common Units equal to 7.5% of the FELP Units outstanding on the Redemption/Purchase Date (as defined below) (after giving effect to the full exercise of the warrants and after giving effect to (x) the issuance of all FELP Units that are issued in connection with a Murray Investment (as defined below) or any Partnership Redemption (as defined below), or that are issuable upon the full conversion, exchange or exercise of any option, warrant, indebtedness or security issued or incurred in connection with a Murray Investment or a Partnership Redemption (assuming the maximum amount of FELP Units are issued in connection with any such conversion, exchange or exercise) and (y) in the case where the Convertible PIK Notes are purchased by Murray (or other investors) in connection with the exercise by Murray (or other investors) of the Purchase Right (as defined below), all FELP Units that would be issued upon conversion of all of the Convertible PIK Notes on the Redemption/Purchase Date in accordance with the terms of the Convertible PIK Notes Indenture, as in effect immediately prior to the Redemption/Purchase Date (but after giving effect to any adjustment of the conversion price to the VWAP Price (as defined below), as described below), but excluding the effect of (z) any Public Rights Offering (as defined below) in connection with the Murray Investment or any Partnership Redemption on the terms and subject to the conditions described on Schedule 5 hereto (the “Warrants”), including the condition that the Warrants will be exercisable only if all (but not less than all) of the Convertible PIK Notes have been (x) redeemed, repurchased, refinanced, defeased or otherwise retired by the Partnership or

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(y) purchased by, or on behalf of, Murray and/or other investors pursuant to the Purchase Right, in each case pursuant to the terms of the Convertible PIK Notes Indenture, on or prior to April 7, 2017 (any such redemption, repurchase, refinancing, defeasance, retirement or purchase described in clauses (x) and (y) being referred to as the “Note Redemption”);

(c)  The exchange, through an individually negotiated exchange with the Reserves Investor Group, of Affiliate Notes and New Affiliate Notes for Convertible PIK Notes and Second Lien Notes (such exchange is further described below in the section entitled “Treatment of and Consideration by Reserves Investor Group and Reserves” and defined therein as the “Reserves Exchange”);

(d)  Amendments and waivers to the Credit Agreement on the terms described in Schedule 6 hereto (the “Credit Agreement Amendment”);

(e)  Amendments and waivers to the Securitization Facility to, among other things, address any existing defaults, on the terms described in Schedule 7 hereto (the “Securitization Facility Amendment”);

(f)  Execution of a new intercreditor agreement to govern the respective rights of the Secured Lenders, on the one hand, and the holders of the Second Lien Notes and the Convertible PIK Notes, on the other hand, the current negotiations of the terms of which are reflected on Schedule 6 hereto (the “Intercreditor Agreement”);

(g)  Amendments to the Second Amended and Restated Limited Liability Company Agreement of FEGP, dated as of April 16, 2015 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to giving effect to the FEGP LLC Agreement Amendment (as defined below), the “Existing FEGP LLC Agreement”), among the Members (such amendments to the Existing FEGP LLC Agreement, the “FEGP LLC Agreement Amendment”) to, among other things, grant the holders of Senior Notes that are not Murray, Reserves, the Reserves Investor Group or affiliates of any of Murray, Reserves or the Reserves Investor Group the right to appoint an observer to the board of directors of FEGP (the “Board”) that is mutually acceptable to the Required Consenting Noteholders and the Partnership, and provide for certain modifications to the Existing FEGP LLC Agreement upon a Failure to Redeem (as defined below) on the terms described on Schedule 8 hereto under “FEGP Governance Documents Modifications”;

(h)  Amendments to the First Amended and Restated Agreement of Limited Partnership of FELP, dated as of June 23, 2014 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to giving effect to the FELP LP Agreement Amendment (as defined below), the “Existing FELP LP Agreement”), among the partners of FELP (such amendments to the Existing FELP LP Agreement, the “FELP LP Agreement Amendment”), on the terms described on Schedule 8 hereto under “FELP LP Agreement Amendment”;

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(i)  Amendments to (i) the Purchase and Sale Agreement, dated as of April 7, 2015, by and among Reserves, Murray and Beyer (the “PSA”), (ii) the Second Amended and Restated Management Services Agreement, dated as of April 30, 2015, by and among FEGP and Murray American Coal, Inc., a subsidiary of Murray (the “MSA”), (iii) the Call and Put Option Agreement, dated as of April 16, 2015, by and among Colt LLC and Murray (the “Call/Put Agreement”), and (iv) the Option Agreement, dated as of April 16, 2015, by and among the Members (the “Option Agreement”), in each case, on the terms described on Schedule 8 hereto under “PSA-Related Modifications” (collectively, the “PSA-Related Amendments”);

(j)  Execution of one or more release agreements by and among the Partnership, the Significant Equityholders, the Reserves Investor Group, and the holders of the Senior Notes on the terms described below (collectively, the “Release Agreements”); and

(k)  Such other modifications or amendments to other operational, governance or financing documents, including Equipment Financings, as may be necessary to address existing defaults and/or events of default and permit the transactions contemplated herein (each such modification and amendment described in this clause (k), collectively, the “Other Amendments”).

Conditions Precedent to Effective Date:

The Transaction will be subject to the satisfaction or waiver of the following conditions:

(a)  Holders of Senior Notes that are not Reserves, the Reserves Investor Group or affiliates of Reserves or the Reserves Investor Group tender into the Reserves Tender Offer and the Exchange Offer Senior Notes representing at least 98% of the aggregate principal amount of Senior Notes outstanding held by all such holders;

(b)  Each of the representations and warranties of the Partnership and FEGP in the Notes Transaction Support Agreement shall be true and correct in all material respects (without regard to any “materiality” qualifier set forth therein) as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);

(c)  Each of the Partnership and FEGP shall have complied in all material respects with all covenants in the Notes Transaction Support Agreement which are applicable to it;

(d)  The Notes Transaction Support Agreement shall not have been terminated and there shall not be continuing any 3-business day period referred to in the first paragraph of Section 7 of the Notes Transaction Support Agreement;

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(e)  Each of the New Notes, the New Notes Indentures, the Notes Security Documents, the New Notes Guarantees, the Intercreditor Agreement and each certificate, agreement or document that the Partnership or any other person or entity is required to execute, authenticate and/or deliver pursuant to any of the foregoing documents or agreements (collectively, the “New Notes Documents”), (i) shall have been executed, authenticated and/or delivered by the Partnership and each other person or entity required to execute, authenticate and/or deliver the same, (ii) shall be consistent with this Term Sheet and otherwise in form and substance acceptable to the Required Consenting Noteholders, and (iii) shall be in full force and effect;

(f)  All of the New Notes Liens shall have been created and perfected on the Collateral (as defined in Schedule 3 hereto) in accordance with the terms of the New Notes Documents and such New Notes Liens shall be valid liens on the Collateral;

(g)  All material governmental, regulatory and third party notifications, filings, waivers, authorizations and consents necessary or required to be obtained by the Partnership for the consummation of any part of the Transaction shall have been made or received, shall be in full force and effect, and shall not be subject to unfulfilled conditions or contingencies;

(h)  The Partnership shall have paid any and all outstanding Trustee Fees (as defined in the Forbearance Agreement), reasonable Holder Expenses (as defined in the Forbearance Agreement) and other fees and expenses of advisors to the Trustee or any of the Consenting Noteholders agreed under any agreements between the Partnership and the Trustee or the Required Consenting Noteholders and other engagement letters between FELP and advisors to the Trustee or any of the Consenting Noteholders (if any);

(i)  The offer, issuance and delivery of the New Notes, the New Notes Guarantees and the Warrants shall be exempt from the registration and prospectus delivery requirements of the Securities Act, and no proceeding shall be pending or threatened by any governmental authority or other person that alleges that the offer, issuance and delivery of the New Notes, the New Notes Guarantees and/or the Warrants is not exempt from the registration and prospectus delivery requirements of the Securities Act;

(j)  Each of the Credit Agreement Amendment and the Securitization Facility Amendment, and each certificate, agreement or document required to be executed and/or delivered pursuant to any of the foregoing documents or agreements, (i) shall have been executed and/or delivered by each person or entity required to execute and/or deliver the same, (ii) shall be consistent with this Term Sheet and, to the extent any provisions thereof are not addressed by this Term Sheet and directly impact the Consenting Noteholders, such provisions shall be reasonably satisfactory to the Required Consenting Noteholders, and (iii) shall be in full force and effect;

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(k)  Each of the PSA-Related Amendments, the FELP LP Agreement Amendment, the FEGP LLC Agreement Amendment and the Release Agreements, and each certificate, agreement or document required to be executed and/or delivered pursuant to any of the foregoing documents or agreements, (i) shall have been executed and/or delivered by each person or entity required to execute and/or deliver the same, (ii) shall be consistent with this Term Sheet and otherwise in form and substance reasonably acceptable to the Required Consenting Noteholders, and (iii) shall be in full force and effect;

(l)  Any Other Amendments that are executed and/or delivered shall not be inconsistent with this Term Sheet and, to the extent any provisions thereof are not addressed by this Term Sheet and directly impact the Consenting Noteholders, such provisions shall be reasonably satisfactory to the Required Consenting Noteholders;

(m)  The Offering Memorandum and each document, agreement, instrument or form (including any letter of transmittal) to be executed and/or delivered in connection therewith shall be consistent with this Term Sheet and otherwise in form and substance acceptable to the Required Consenting Noteholders;

(n)  FELP and the warrant agent party thereto shall have executed and delivered the Warrant Agreement, the terms of which shall be consistent with this Term Sheet and otherwise in form and substance acceptable to the Required Consenting Noteholders, the Warrant Agreement shall be in full force and effect, and FELP shall have issued the Warrants to the holders of Senior Notes pursuant thereto;

(o)  FELP shall have executed and delivered a registration rights agreement for the benefit of holders of Convertible PIK Notes and any other Common Units held by such holders providing for registration rights in respect of resale of the Common Units that may be acquired by such holders upon the conversion of the Convertible PIK Notes (to the extent that any such holder owns 10% or more of the outstanding FELP Units or cannot resell such Common Units pursuant to Rule 144 promulgated under the Securities Act without being subject to the volume limitations or manner of sale restrictions imposed thereunder) in form and substance acceptable to the Required Consenting Noteholders;

(p)  No temporary restraining order, preliminary or permanent injunction, judgment or other order preventing the consummation of any material part of the Transaction shall have been entered, issued, rendered or made, nor shall any proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any law, rule or regulation promulgated, enacted, entered, enforced or deemed applicable to the Partnership which makes the consummation of any material part of the Transaction illegal, void or rescinded;

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(q)  The Reserves Tender Offer shall have closed (or shall close concurrently with the closing of the Exchange Offer) and the Reserves Investor Group shall have paid all amounts in cash owed to the holders of Senior Notes that tendered Senior Notes into the Reserves Tender Offer;

(r)  The Reserves Exchange shall have closed (or shall close concurrently with the closing of the Exchange Offer) on the terms set forth in this Term Sheet; and

(s)  On the Effective Date, an officer of FEGP shall have executed and delivered to the Consenting Noteholders a closing certificate in form and substance to be agreed among the Partnership and the Required Consenting Noteholders.

Treatment of Non-Affiliated Senior Notes in Exchange Offer:

In connection with the Transaction, and subject to the treatment of the Affiliate Notes and New Affiliate Notes described below, the Senior Notes held by persons other than Reserves, the Reserves Investor Group or affiliates of Reserves or the Reserves Investor Group will be exchanged for the following consideration:

(a)  Second lien senior secured notes due 2021 (the “Second Lien Notes”) issued in the Exchange Offer on the terms described in Schedule 3 hereto in an aggregate principal amount of between $294 million and $300 million (the ultimate amount of Second Lien Notes being offered in the Exchange Offer to depend on the aggregate principal amount of Senior Notes tendered into the Reserves Tender Offer between the range of $100 million and $106 million) plus an additional principal amount of Second Lien Notes equal to the accrued and unpaid interest in respect of the Senior Notes held by such holders immediately prior to the closing of the Reserves Tender Offer; and

(b)  Convertible PIK Notes issued in the Exchange Offer on the terms described in Schedule 4 hereto in an aggregate principal amount of between $114 million and $120 million (the ultimate amount of Convertible PIK Notes being offered in the Exchange Offer to depend on the aggregate principal amount of Senior Notes tendered into the Reserves Tender Offer between the range of $100 million and $106 million) (the “Convertible PIK Notes”);

(c)  At least 10 business days prior to the Effective Date (for purposes of enabling the redemption and discharge of Senior Notes described below), holders of at least a majority of the outstanding aggregate principal amount of Senior Notes will consent to amend Section 8.04 of the Indenture to remove the condition requiring the absence of a continuing default or event of default for the satisfaction and discharge of the Indenture or such other amendments requested by the Partnership, and that are reasonably acceptable to the Required Consenting Noteholders, to facilitate the redemption, satisfaction and discharge of Senior Notes referred to below;

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(d)  On or prior to the Effective Date, the Issuers will send a notice of redemption in respect of any Senior Notes not tendered in the Exchange Offer or otherwise exchanged for Convertible PIK Notes directly with FELLC; and

(e)  On the Effective Date, the Indenture will be discharged.

Treatment of and Consideration by Reserves Investor Group and Reserves:

In connection with and upon effectiveness of the Transaction, the Reserves Investor Group and Reserves, as applicable, shall:

(a)  Purchase pursuant to the Reserves Tender Offer up to $106 million principal amount of Senior Notes that are held by persons or entities that are not Reserves, the Reserves Investor Group or affiliates of Reserves or the Reserves Investor Group (but in any event not to exceed 20.38% of the principal amount of Senior Notes held by any such holder) on the terms described in Schedule 2 hereto, which purchase shall close contemporaneously with the closing of the Exchange Offer;

(b)  Exchange up to $180 million principal amount of Affiliate Notes and New Affiliate Notes for an equal principal amount of Convertible PIK Notes through an exchange with FELLC that will close contemporaneously with the Exchange Offer;

(c)  Exchange up to $6 million principal amount of Affiliate Notes and New Affiliate Notes (the ultimate amount of which being the principal amount of Senior Notes tendered into the Reserves Tender Offer in excess of $100 million) for an equal principal amount of Second Lien Notes, plus an additional principal amount of Second Lien Notes in respect of accrued and unpaid interest on $80 million principal amount of Affiliate Notes (such exchanges referred to in the preceding clause (b) and this clause (c) being collectively referred to as the “Reserves Exchange”);

(d)  Execute and deliver the FEGP LLC Agreement Amendment, the PSA-Related Amendments and the FELP LP Agreement Amendment, in each case as set forth on Schedule 8 hereto, including the agreement pursuant to the amendment to the MSA constituting part of the PSA-Related Amendments to pay Murray a sum of $12.5 million in the event the MSA terminates on April 7, 2017;

(e)  Execute one or more Release Agreements containing the terms described in “Effective Date Releases” below; and

(f)  Fund when due any above-market compensation (as determined among Murray and the Reserves Investor Group) due to certain designated FELP employees prior to the earlier of (i) the Redemption/Purchase Date and (ii) April 7, 2017.

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Treatment of and Consideration by Murray:

In connection with and upon effectiveness of the Transaction, Murray shall:

(a)  Execute and deliver the FEGP LLC Agreement Amendment, the PSA-Related Amendments and the FELP LP Agreement Amendment, in each case as set forth on Schedule 8 hereto; and

(b)  Execute one or more Release Agreements containing the terms described in “Effective Date Releases” below.

Exchange Offer Mechanics:

The Transaction shall be principally implemented through the Exchange Offer which will be conducted pursuant to the exemption under Section 4(a)(2) of the Securities Act.  At least twenty business days prior to the anticipated Effective Date, the Partnership shall commence the Exchange Offer regarding the Senior Notes on the terms described herein.

The Reserves Investor Group will not participate in the Exchange Offer but will instead exchange all Affiliate Notes and New Affiliate Notes pursuant to the Reserves Exchange (as described in clauses (b) and (c) of “Treatment of and Consideration by Reserves Investor Group and Reserves”).

Corporate Governance and Related Matters:

On the Effective Date, each of the Members shall execute and deliver the FEGP LLC Agreement Amendment, and the Board shall adopt resolutions and take other actions, to provide for each of the following, it being understood that each of the following shall be in place from the Effective Date through April 7, 2017, unless otherwise extended by the Members:

(a)  A chief financial officer of FEGP that is not affiliated with any Significant Equityholder shall be nominated by the members of the Board that constitute Independent Directors (as defined in the Existing FEGP LLC Agreement) and appointed by the Board; provided that Alix Partners or another restructuring advisor selected by the Board shall be authorized to act as a restructuring advisor reporting to the Board, to perform such functions as are generally required of an interim chief financial officer and to provide such reporting support and advice to the Board as is appropriate and necessary;

(b)  A Board observer mutually agreed upon by the Required Consenting Noteholders and the Partnership shall be appointed, and, subject to such observer’s agreement to be bound by reasonable confidentiality obligations and subject further to agreed exceptions for privilege, shall be entitled to (i) attend all Board meetings, all meetings of the Synergy and Conflicts Committee (as defined below), and all meetings of any other committee of the Board (each, a “Governing Body”), and (ii) receive copies of all materials (including written consents) given to members of any Governing Body at the same time such materials are provided to such members;

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(c)  A “Synergy and Conflicts Committee” shall be created by the Board and comprised of the three members of the Board that constitute Independent Directors, with the duties set forth on Schedule 9 hereto; and

(d)  Mr. Anthony Webb shall not be removed prior to April 7, 2017 from his current position without cause; provided that Reserves agrees to fund the portion of Mr. Webb’s compensation that is above-market to support the continued employment of Mr. Webb or similarly qualified individuals.

Redemption of Convertible PIK Notes:

The Partnership shall redeem, repurchase, refinance, defease or otherwise retire (any of the foregoing, a “redemption”) all (but not less than all) of the Convertible PIK Notes in cash at par plus accrued interest to the date of redemption on or before April 7, 2017 (any such redemption, repurchase, refinancing, defeasance or retirement being referred to herein as a “Partnership Redemption”); provided that if no Partnership Redemption shall have occurred by April 7, 2017 then the Convertible PIK Notes shall be subject to conversion in accordance with the terms of the Convertible PIK Notes Indenture.  For the avoidance of doubt, notwithstanding any reference in this Term Sheet to FELP or the Partnership redeeming the Convertible PIK Notes, the relevant definitive documents shall provide that the Issuers are the legal entities redeeming the Convertible PIK Notes.

Additionally, Murray (together with other investors) shall have the right to purchase all (but not less than all) of the Convertible PIK Notes on or before April 7, 2017 in cash at par plus accrued interest to the date of purchase (the “Purchase Right”); provided, that, immediately prior to the consummation of any such purchase (and conditioned upon such purchase being consummated), the conversion price for the Convertible PIK Notes shall automatically adjust to the VWAP Price (as defined below) if the VWAP Price is higher than the conversion price in existence on the business day immediately prior to the Redemption/Purchase Date.  Immediately upon the consummation of a purchase of the Convertible PIK Notes pursuant to the Purchase Right, the Convertible PIK Notes shall automatically convert into Common Units in accordance with the terms of the Convertible PIK Notes Indenture (taking into account any adjustment to the conversion price applicable to the Convertible PIK Notes as hereinabove described).  The “VWAP Price” means the daily volume-weighted average price of a Common Unit for the thirty (30) consecutive trading days immediately prior to the Redemption/Purchase Date (such 30-consecutive trading day period being referred to as the “VWAP Period”).  The “Redemption/Purchase Date” means the date on which either the Partnership redeems all (but not less than all) of the Convertible PIK Notes pursuant to a Partnership Redemption or the date that Murray purchases all (but not less than all) of the Convertible PIK Notes pursuant to the Purchase Right.

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The Reserves Investor Group shall not (and shall not cause, or collaborate with any other person or entity to) transact in any of the FELP Units during the VWAP Period; provided, that notice of the commencement of the VWAP Period must be promptly delivered to the Reserves Investor Group prior to the commencement thereof.

For the avoidance of doubt, a Partnership Redemption and the Purchase Right can be effected in combination as two transactions that close simultaneously, so long as at the conclusion of the combined transactions all (but not less than all) of the Convertible PIK Notes are redeemed, repurchased, refinanced, defeased or otherwise retired.

Any debt or equity issuance by the Partnership the proceeds of which are to be used to facilitate or effect a redemption of the Convertible PIK Notes pursuant to a Partnership Redemption on or prior to April 7, 2017 shall require the consent of Murray.

FELP shall cause notice of any Partnership Redemption to be given to Reserves no less than 15 business days prior to the consummation of such Partnership Redemption stating its proposed terms. Within 10 business days of receipt, Reserves shall notify FELP that it intends to (i) continue to hold all of the Convertible PIK Notes held by Reserves and receive payment upon redemption in connection with such Partnership Redemption, (ii) exchange its pro rata share of the Convertible PIK Notes (not to exceed $180 million (plus accrued and unpaid interest)) for an equal aggregate principal amount of the debt or having a value (based on the economic terms of the Murray Investment), in the case of other securities, on the same terms being issued or borrowed in connection with such Partnership Redemption or (iii) any combination of (i) and (ii) above. If after exchange, Reserves would not be the holder of at least 60% of the total amount of any such new debt or other securities it shall have the option to provide cash that would result in Reserves holding up to 60% of an aggregate principal amount of such new debt or other securities.

If Murray or FELP directly purchases or redeems, as the case may be, all of the Convertible PIK Notes directly from the holders thereof, Reserves may elect not to have the Convertible PIK Notes it then holds (in an aggregate principal amount not to exceed $180 million plus PIK interest), purchased or redeemed, as the case may be, and, if Murray or FELP does not purchase or redeem such Convertible PIK Notes from Reserves in connection with the purchase or redemption of Convertible PIK Notes from the other holders, then the Convertible PIK Notes held by Reserves shall automatically convert into Common Units in accordance with the terms of the Convertible PIK Notes Indenture (at a conversion price equal to the higher of (x) $0.8483 per unit (calculated assuming the Effective Date of July 15, 2016) and (y) the VWAP Price).  If Reserves’ Convertible PIK Notes convert as described in this paragraph, for all purposes hereunder, the Note Redemption shall nevertheless be deemed to have occurred so long as all of the other Convertible PIK Notes are purchased or redeemed in full as provided herein.

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Subject to approval by the Synergy and Conflicts Committee, Murray shall be entitled to make an investment in FELP (any such investment, the “Murray Investment”) at any time prior to April 7, 2017.  To the extent the Murray Investment is in the form of debt or preferred equity, it must: (a) be unsecured or secured on a junior lien basis to the Second Lien Notes pursuant to an intercreditor agreement that is reasonably acceptable to Murray, FELP and the holders of a majority in principal amount of the Second Lien Notes, (b) have a maturity date at least 91 days later than the earlier of (i) the maturity date of the Second Lien Notes and (ii) the date on which the Second Lien Notes have been paid in full in cash and are no longer outstanding; (c) have no obligor thereto other than the Issuers and the Guarantors, (d) not include cash payments while the Second Lien Notes are outstanding, and (e) other restrictions set forth in the Description of Notes (defined below).

A Note Redemption shall not occur unless Murray exercises the Option under the Option Agreement and Murray shall have paid the Option Consideration (as defined in the Option Agreement) pursuant to the terms of the Option Agreement.

Additional terms regarding the Note Redemption are set forth on Schedule 4 hereto.

Changes Upon Failure to Redeem:

If a Note Redemption shall not have occurred on or prior to April 7, 2017 (a “Failure to Redeem”), then the following events shall immediately occur pursuant to the FEGP LLC Agreement Amendment and the PSA-Related Amendments, as applicable, without any further action on the part of, or notice to, any person or entity:

(a)  The changes to the Existing FEGP LLC Agreement described in Schedule 8 hereto shall go into effect;

(b)  The Option Agreement shall automatically terminate;

(c)  The MSA shall automatically terminate, upon which Reserves shall pay Murray a sum of $12.5 million, which shall not be subject to any set-off;

(d)  The existing chief executive officer of FEGP shall be removed and the Board shall appoint a new chief executive officer of FEGP; and

(e)  Murray and its affiliates shall provide transition services to FELP for a period not to exceed 3 months pursuant to a customary transition services agreement to be negotiated among the parties on the same terms as the MSA, without any set-off with respect to employees or otherwise.

See Schedule 1 hereto for the Partnership’s projected equity ownership as of April 7, 2017, pro forma for the conversion of the Convertible PIK Notes.

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Projected Transaction Timeline:	June 10, 2016 = Projected Launch Date of Exchange Offer and the Reserves Tender Offer July 15, 2016 = Projected Effective Date of Transaction
Effective Date Releases:

On the Effective Date, the following releases shall be granted:

(a)  Mutual releases (the “Noteholder Release”) by and among each non-affiliate and non-insider holder of Senior Notes, on the one hand, and each of Murray, the Reserves Investor Group,[1] and the Partnership, on the other hand, including each of their respective directors, officers, funds, affiliates, members, employees, partners, managers, agents, representatives, principals, consultants, and professional advisors (each in their capacity as such, the “Representatives”) of any and all claims, obligations (contractual or otherwise), suits, judgments, damages, rights, liabilities, or causes of action, whether known or unknown, foreseen or unforeseen, relating to any actions, transactions, events, or omissions before the Effective Date in any way relating to the Partnership, the obligations under the Indenture, or the Transaction, that such released party has or may in the future acquire in their own right or on behalf of another party (including, for the avoidance of doubt, the Partnership) against another released party; provided that in the case of the holders of the Affiliate Notes, the New Affiliate Notes or any other Senior Note held by an affiliate or insider of the Partnership, the Noteholder Release shall only be exchanged by and among (i) the holders of the Affiliate Notes, the New Affiliate Notes or any other Senior Note held by an affiliate or insider of the Partnership, on the one hand, and (ii) each non-affiliate and non-insider holder of Senior Notes, on the other hand; and provided further that the Noteholder Release shall not include a release by and among Murray, the Reserves Investor Group, the Partnership, and their respective Representatives.

(b)  Mutual releases by and among the Partnership, the Reserves Investor Group, and each of their respective Representatives of any and all claims, obligations (contractual or otherwise), suits, judgments, damages, rights, liabilities, or causes of action, whether known or unknown, foreseen or unforeseen, relating to any actions, transactions, events, or omissions before the Effective Date in any way relating to the Partnership, the Transaction, or any agreement to which the Partnership and any member of the Reserves Investor Group, or any subsidiaries thereof are party as of the Effective Date, that such released party has or may in the future acquire in their own right or on behalf of another party against another released party;

[1]

For the avoidance of doubt, for purposes of the releases described in this Term Sheet, the term “Reserves Investor Group” may include additional investors in Reserves who do not hold any Senior Notes as of the Execution Date, but may contribute cash as part of the consideration provided by the Reserves Investor

Group in connection with the Transaction.

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(c)  Mutual releases by and among the Partnership, Murray, and each of their respective Representatives of any and all claims, obligations (contractual or otherwise), suits, judgments, damages, rights, liabilities, or causes of action, whether known or unknown, foreseen or unforeseen, relating to any actions, transactions, events, or omissions before the Effective Date in any way relating to the Partnership, the Transaction, the MSA, or any other agreement to which the Partnership and Murray, or any subsidiaries thereof are party as of the Effective Date, that such released party has or in the future may acquire in their own right or on behalf of another party against another released party; and

(d)  Mutual releases by and among the Reserves Investor Group, Murray and each of their respective Representatives of any and all claims, obligations (contractual or otherwise), suits, judgment, damages, rights, liabilities, or causes of action, whether known or unknown, foreseen or unforeseen, relating to any actions, transactions, events, or omissions before the Effective Date that such released party has or in the future may acquire in their own right or on behalf of another party against another released party, other than as specifically set forth below in the Release Exclusions.

Redemption Date Releases:

Immediately after Murray exercises its Option, including the satisfaction of the conditions set forth in the Option Agreement, an additional release shall be granted by and among the Reserves Investor Group, Murray and each of their respective Representatives of any and all claims, obligations (contractual or otherwise), suits, judgments, damages, rights, liabilities, or causes of action, whether known or unknown, foreseen or unforeseen, relating to any actions, transactions, events, or omissions before the Redemption Date that such released party has or in the future may acquire in their own right or on behalf of another party (including, for the avoidance of doubt, the Partnership) against another released party. The closing of the transactions contemplated by the Option Agreement is a condition to the granting of such releases.

Release Exclusion:

The releases contemplated under clause (d) of the heading “Effective Date Releases” shall not include releases for any fraudulent transfer claims (other than fraudulent transfer claims against the Partnership) relating to the April 2015 transaction between Murray and Reserves and shall not constitute or be deemed a ratification or estoppel barring Murray or its creditors from pursuing fraudulent transfer claims against Reserves or any affiliate thereof (but excluding the Partnership).

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Other Contracts:

Prior to the Effective Date, the Partnership shall use commercially reasonable efforts to obtain satisfactory waivers or consents (which waivers or consents shall be negotiated in consultation with the Transaction Parties and shall be on terms reasonable satisfactory to the Transaction Parties) from counterparties to material contracts with respect to any existing event of default or any change of control that may be triggered by the transactions contemplated herein.

Trade Payables and Third Party Agreements:	To remain outstanding and satisfied in the ordinary course of business.
Governing Law:	New York.

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Schedule 1

Pre- and Post-Effective Date and Redemption Date Projected Capitalization

NY 76190361v2

Schedule 1

($ in millions)	Maturity	Projected (6/30/2016)		Pro Forma For Transaction (6/30/2016)		Pro Forma Upon Conversion[2] (4/7/2017)	
Revolving Credit Facility[1]	Aug-18	$550		$475		$450	
Term Loan Facility	Aug-20	298		298		298	
Trade A/R Securitization[1]	Jan-18	50		50		50	
Total 1st Lien Debt and Other Obligations		**$898**		**$823**		**$798**	
15% PIK 2nd Lien Convertible PIK Notes							
Existing Nonaffiliate Bondholders	Apr-17	-		120		-	
Foresight Reserves Investor Group	Apr-17	-		180		-	
10% 2nd Lien Notes[3]	Aug-21	-		341		345	
Total 1st and 2nd Lien Debt		**$898**		**$1,464**		**$1,142**	
7.875% Unsecured Notes	Aug-21	600		-		-	
Other[4]		335		335		305	
Total Debt + Other		**$1,833**		**$1,799**		**$1,447**	
FELP Equity Units		Units	% of Total	Units	% of Total	Units	% of Total
Existing Affiliate Units		39	30%	39	30%	39	8%
New Affiliate Units		-	-	-	-	236	45%
Total Affiliate Units		39	30%	39	30%	275	53%
Nonaffiliate Bondholders		-	-	-	-	157	30%
Public Unitholders		27	20%	27	20%	27	5%
Total Common Units		66	50%	66	50%	459	88%
Murray Energy / Subordinated Units		65	50%	65	50%	65	12%
Total Units		131	100%	131	100%	524	100%

(1) Represents full capacity, not drawn amounts. Revolver commitment steps down to $450 million on 12/31/2016.

(2) Assumes conversion of New Convertible Notes into 75% of the Company's equity. Does not assume a redemption of New Convertible Notes. Does not adjust term loan balance for prepayments pursuant to excess cash flow sweep.

(3) 9% cash + 1% PIK interest rate for first two years, then steps up to a 10% cash + 1% PIK interest rate.

(4) Other includes capital lease obligations, 5.78% Longwall Financing, 5.555% Longwall Financing, and the Sale-leaseback Financing.

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Schedule 2

Description of Reserves Tender Offer2

The following description summarizes the material terms of the proposed Reserves Tender Offer.

•

Reserves Investor Group offers to purchase up to $106 million principal amount of Senior Notes from holders of Senior Notes that are not Reserves, the Reserves Investor Group or affiliates of Reserves or the Reserves Investor Group (such holders, “Eligible Holders”) on the terms described herein in a cash tender offer at a price equal to 100% of the principal amount thereof.  The Reserves Investor Group shall not be entitled to receive any portion of the accrued and unpaid interest on the Senior Notes acquired by the Reserves Investor Group in the Reserves Tender Offer.  Such accrued and unpaid interest shall be paid to the Eligible Holders who tendered such Senior Notes in the Reserves Tender Offer, such payment to be made in the form of Second Lien Notes.

•

The Reserves Tender Offer will be structured such that the Reserves Investor Group offers to purchase up to the Applicable Percentage (as defined below) of each Eligible Holder’s Senior Notes, based on the amount being certified to Reserves Investor Group as being owned by such Eligible Holder.  The “Applicable Percentage” means a fraction, expressed as a percentage, the numerator of which is 106 and the denominator of which is 520.  For the avoidance of doubt, in the event Eligible Holders tender less than their full amount of Senior Notes that they are entitled to tender, the maximum principal amount of Senior Notes that the Reserves Investor Group will purchase from Eligible Holders in the Reserves Tender Offer will be equal to the product of (x) $106 million and (y) a fraction, the numerator of which is the principal amount of Senior Notes tendered by each Eligible Holder up to their pro rata cap and the denominator of which $520 million.

•	Reserves Tender Offer will be open for at least 20 business days.
•	The withdrawal deadline will be the 10th business day.
•

Eligible Holders will only be eligible to participate in the Reserves Tender Offer if they simultaneously elect to tender their remaining Senior Notes into the Exchange Offer.  Eligible Holders will be required to certify as to compliance with this requirement.

•

Holders of Senior Notes that are Reserves, members of the Reserves Investor Group or affiliates of Reserves or the Reserves Investor Group will not be eligible to participate in the Reserves Tender Offer and will not constitute Eligible Holders.

•	Closing of the Reserves Tender Offer will be conditioned upon:
o

Substantially concurrent closing of the Exchange Offer without any amendment or waiver adverse to the interests of the Reserves Investor Group (unless consented to by the Reserves Investor Group in its sole discretion).

[2]	Capitalized terms used in this Schedule 2 without definitions shall have the meanings given to such terms in the Term Sheet for Proposed Transaction to which this Schedule 2 is attached.

NY 76190361v2

o

Eligible Holders representing at least 98% of the aggregate principal amount of Senior Notes outstanding held by all such holders tender into the Reserves Tender Offer and the Exchange Offer Senior Notes.

o	Other customary tender offer conditions.
•

Settlement of the purchase will be promptly after expiration of the Reserves Tender Offer and the Exchange Offer and substantially concurrent with (but immediately prior to) the consummation of the Exchange Offer.

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Schedule 3

Second Lien Senior Secured Notes due 2021

Summary of Indicative Terms and Conditions3

THIS TERM SHEET REPRESENTS AN OUTLINE OF TERMS OF CERTAIN INDEBTEDNESS TO BE ISSUED TO THE HOLDERS OF SENIOR NOTES IN THE EXCHANGE OFFER.

ISSUERS:	Foresight Energy LLC, a Delaware limited liability company, and Foresight Energy Finance Corporation, a Delaware corporation (collectively, the “Issuers”).
GUARANTORS:	Foresight Energy LP and each of the Issuers’ wholly-owned domestic subsidiaries that is a guarantor under the Credit Agreement (collectively, the “Guarantors”).
AMOUNT:

Up to $300,000,000 aggregate principal amount of second lien senior secured notes due 2021 to be issued on the Effective Date, plus an additional principal amount of second lien senior secured notes due 2021 to be issued on the Effective Date equal to the aggregate amount of accrued and unpaid interest on the Senior Notes up to (but excluding) the Effective Date (all such notes, collectively, the “Second Lien Notes”).

SECURITY:

The Second Lien Notes will be secured by a second-priority perfected security interest in substantially all of the assets of the Issuers and the Guarantors that secure the Secured Debt on the Effective Date (after giving effect to the Credit Agreement Amendment), all assets of the Issuers and the Guarantors acquired after the Effective Date that are of the type of assets that secured the Secured Debt on the Effective Date and any other assets that secure the Credit Agreement from time to time (collectively, the “Collateral” and, such liens thereon, the “Note Liens”).

[3]

Capitalized terms used in this Schedule 3 without definitions shall have the meanings given to such terms in the Term Sheet For Proposed Transaction to which this Schedule 3 is attached (the “Transaction Term Sheet”).

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INTEREST RATE:

Interest shall accrue on the Second Lien Notes from the Effective Date at (i) 9% per annum until the second anniversary of the Effective Date and 10% per annum thereafter, in each case, payable in cash on each interest payment date (such interest, “Cash Pay Interest”) and (ii) 1% per annum, payable in kind on each interest payment date (such interest, “PIK Interest”).  For the avoidance of doubt, PIK Interest shall be paid by increasing the aggregate principal amount of Second Lien Notes by an amount equal to such PIK Interest or shall be paid in the form of additional Second Lien Notes in an amount equal to such PIK Interest, in each case, at which point such PIK Interest shall constitute outstanding principal in respect of the Second Lien Notes and shall accrue interest at the rate applicable to Cash Pay Interest and PIK Interest.

DEFAULT RATE:

Notwithstanding anything in this term sheet to the contrary, upon any Event of Default, obligations in respect of the Second Lien Notes shall accrue interest at the rate applicable to Cash Pay Interest and PIK Interest; provided that the rate applicable to Cash Pay Interest shall be increased by 2.0% per annum, payable in cash on demand.

INTEREST PAYMENT DATES:	February 15 and August 15, commencing on August 15, 2016.
MATURITY DATE:	August 15, 2021.
OPTIONAL REDEMPTION:

The Second Lien Notes will be redeemable at the Issuers’ option, in whole or in part, at any time prior to the second anniversary of the Effective Date, at a price equal to 100% of the principal amount of the Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date plus a customary T+50 “make-whole premium.”

During the period commencing on the second anniversary of the Effective Date to the third anniversary of the Effective Date, the Second Lien Notes may be redeemed at the Issuers’ option at a price equal to 105.5% of the principal amount of the Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date.  During the period commencing on the third anniversary of the Effective Date to the fourth anniversary of the Effective Date, the Second Lien Notes may be redeemed at the Issuers’ option at a price equal to 102.75% of the principal amount of the Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date.  Commencing on the fourth anniversary of the Effective Date, the Second Lien Notes may be redeemed at the Issuers’ option at a price equal to 100% of the principal amount of the Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date.

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If the Second Lien Notes are accelerated or obligations thereunder otherwise become due and payable prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the premium applicable with respect to an optional redemption of the Second Lien Notes will also be deemed due and payable as of such date as if the Second Lien Notes were optionally redeemed as of such date and such premium thereafter shall constitute part of the obligations due and payable in respect of the Second Lien Notes.

Additionally, from time to time before the second anniversary of the Effective Date, up to 35% of the principal amount of the Second Lien Notes may be redeemed at the Issuers’ option at a redemption price equal to 110.00% of the principal amount of Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date, with the net cash proceeds raised from one or more equity offerings.

COVENANTS:

The Indenture governing the Second Lien Notes will contain covenants substantially consistent with the covenants contained in the summary description of notes attached as Exhibit 1 to this Schedule 3 (the “Description of Notes”) and will have a customary 101% change of control offer that will have related definitions that are no more restrictive than the Credit Agreement as amended and restated as described in the Transaction Term Sheet (it being understood that Murray’s exercise of the Option will not constitute a “change of control” and the permitted holders definition will include Murray, its affiliates and its co-investors, and such other changes as mutually agreed between the Senior Noteholders party to the Transaction Support Agreement and the Issuers).

For the avoidance of doubt, there will be no financial maintenance covenants.

EVENTS OF DEFAULT:	The Indenture governing the Second Lien Notes will contain events of default substantially consistent with the events of default contained in the Description of Notes.
INTERCREDITOR:	The definitive documentation will include the Intercreditor Agreement.

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EXCHANGE OFFER:

The Exchange Offer will be made pursuant to the Offering Memorandum.  The Offering Memorandum will include terms and conditions to be mutually agreed between the Partnership and the Required Consenting Noteholders, including those conditions set forth in the Transaction Term Sheet opposite the title “Conditions Precedent to Effective Date”. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the Exchange Offer.

NO REGISTRATION RIGHTS:

The Issuers will not be required to file a registration statement with the Securities and Exchange Commission relating to the initial issuance or any resale of the Second Lien Notes and shall not be required to commence an offer to exchange the Second Lien Notes for SEC registered notes or any other notes.

NOTICE TO INVESTORS:

The Second Lien Notes will only be issued to holders that make certain deemed representations and warranties in the Exchange Offer, including that such holders are “accredited investors”, “qualified institutional buyers” or “non-U.S. persons.”

TRANSFER RESTRICTIONS:

The Issuers have not registered and will not register the Second Lien Notes under the Securities Act or any state or other securities laws. The Second Lien Notes will be subject to restrictions on transfer and may only be offered or sold in transactions exempt from or not subject to the registration requirements of the Securities Act.  The Issuers do not intend to list the Second Lien Notes on any securities exchange.

AMENDMENTS:	The amendment provisions shall be consistent with the amendment provisions set forth in the Description of Notes.
GOVERNING LAW:	New York.

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Schedule 4

$300,000,000 aggregate principal amount of Convertible PIK Notes

Summary of Indicative Terms and Conditions4

THIS TERM SHEET REPRESENTS AN OUTLINE OF TERMS OF CERTAIN INDEBTEDNESS TO BE ISSUED TO THE HOLDERS OF SENIOR NOTES IN THE EXCHANGE OFFER.

ISSUERS:	Foresight Energy LLC, a Delaware limited liability company, and Foresight Energy Finance Corporation, a Delaware corporation (collectively, the “Issuers”).
GUARANTORS:	Foresight Energy LP and each other guarantor of the Second Lien Notes (collectively, the “Guarantors”).
AMOUNT:	Up to $300,000,000 of second-lien secured convertible PIK notes to be issued on the Effective Date (the “Convertible PIK Notes”).
CLINE PARTICIPATION:

Up to $180 million principal amount of the Convertible PIK Notes shall be issued to the Reserves Investor Group in exchange for Affiliate Notes and New Affiliate Notes in connection with the Reserves Exchange.  The remaining principal amount of the Convertible PIK Notes will be issued to other holders of Senior Notes that participate in the Exchange Offer.

SECURITY:	The Convertible PIK Notes will be secured by the Note Liens on an equal and ratable basis with the Second Lien Notes.
INTEREST RATE:

Interest shall accrue on the Convertible PIK Notes from the Effective Date at the rate of 15% per annum, payable in kind (“Paid-In-Kind”) by increasing the aggregate principal amount of Convertible PIK Notes by an amount equal to such accrued and unpaid interest or through the issuance of additional Convertible PIK Notes in an amount equal to such accrued and unpaid interest, in each case, at which point such interest paid in kind shall constitute outstanding principal in respect of the Convertible PIK Notes and shall accrue interest; provided, however, that accrued and unpaid interest shall be paid in cash in connection with any Note Redemption.

[4]	Capitalized terms used in this Schedule 4 without definitions shall have the meanings given to such terms in the Transaction Term Sheet.

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DEFAULT RATE:

Notwithstanding anything in this term sheet to the contrary, upon any Event of Default, obligations in respect of the Convertible PIK Notes shall accrue interest at 17% per annum, which shall be Paid-In-Kind.

INTEREST PAYMENT DATES:

Six month anniversary of the Effective Date and the Maturity Date (each, an “Interest Payment Date”), provided, however, that accrued and unpaid interest shall be paid earlier in cash in connection with any Note Redemption.

MATURITY DATE:	April 7, 2017 (the “Maturity Date”).
CONVERSION:

FELP shall redeem the Convertible PIK Notes before or at maturity; provided, however, that if no Note Redemption shall have occurred by the Redemption Date then the Convertible PIK Notes shall automatically convert into Common Units representing 75% of the outstanding FELP Units.  The Convertible PIK Notes shall convert into 393,152,352 Common Units at a conversion price of $0.8483 per unit (assuming the Effective Date of July 15, 2016).

REDEMPTION:

Redeemable by the Partnership at any time prior to the Maturity Date at par plus accrued interest upon the occurrence of a Murray Investment with the proceeds of the Murray Investment and upon the exercise by Murray of the Option contained in the Option Agreement.  For the avoidance of doubt, notwithstanding any reference in this Term Sheet to FELP or the Partnership redeeming the Convertible PIK Notes, the relevant definitive legal documents shall provide that the Issuers are the legal entities redeeming the Convertible PIK Notes.

At the time of any redemption of Convertible PIK Notes described in this “Redemption” section, to the extent such redemption is funded with the proceeds of an issuance and sale of Common Units (or any options, warrants or other equity securities that are convertible into, or exercisable or exchangeable for, Common Units) by FELP, FELP will offer to any then-existing holder of a Common Unit that is not an affiliate of FELP the right to buy up to a number of Common Units (or any options, warrants or other equity securities that are convertible into, or exercisable or exchangeable for, Common Units) so that any such holder retains up to its then existing ownership percentage of FELP at the same 30 day VWAP price as the redemption price (any such offer being referred to as the “Public Rights Offering”).

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DILUTION PROTECTION:

Standard public company dilution protection for (i) distributions of securities, indebtedness, cash, assets or other property to all holders of Common Units, (ii) rights offerings, (iii) payments in respect of tender or exchange offers, and (iv) unit dividends, share (unit) splits and reverse splits.

COVENANTS:	Substantially similar to the Second Lien Notes.
EXCHANGE OFFER:

The Exchange Offer will be made pursuant to the Offering Memorandum.  The Offering Memorandum will include terms and conditions to be mutually agreed between the Partnership and the Required Consenting Noteholders, including those conditions set forth in the Transaction Term Sheet opposite the title “Conditions Precedent to Effective Date”. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the Exchange Offer.

NO REGISTRATION RIGHTS:

The Issuers shall not be required to file a registration statement with the Securities and Exchange Commission relating to the initial issuance or any resale of the Convertible PIK Notes and shall not be required to commence an offer to exchange the Convertible PIK Notes for SEC registered notes or other notes; provided, however, that, on the Effective Date, FELP shall be required to execute and deliver the Registration Rights Agreement.

NOTICE TO INVESTORS:

The Convertible PIK Notes will only be issued to holders that make certain deemed representations and warranties in the Exchange Offer, including that such holders are “accredited investors”, “qualified institutional buyers” or “non-U.S. persons.”

TRANSFER RESTRICTIONS:

The Issuers have not registered and will not register the Convertible PIK Notes under the Securities Act or any state or other securities laws. The Convertible PIK Notes will be subject to restrictions on transfer and may only be offered or sold in transactions exempt from or not subject to the registration requirements of the Securities Act.  The Issuers do not intend to list the Convertible PIK Notes on any securities exchange.

AMENDMENTS:	The amendment provisions shall be consistent with the amendment provisions applicable to the Second Lien Notes.
GOVERNING LAW:	New York.

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Schedule 5

Description of Material Terms of Warrants5

The form of Warrant Certificate is attached to this Schedule 5.

[5]	Capitalized terms used in this Schedule 5 without definitions shall have the meanings given to such terms in the Term Sheet For Proposed Transaction to which this Schedule 5 is attached.

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Schedule 6

Description of Amendments to the Credit Agreement

The following description summarizes the material terms of the proposed amendments to the Credit Agreement.

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Foresight Energy LLC
Third Amended and Restated Credit Agreement

Summary of Principal Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the amendment and restatement of the Second Amended and Restated Credit Agreement dated as of August 23, 2013 among Foresight Energy LLC, the letter of credit issuing banks party thereto, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).  This summary does not purport to summarize all the terms, conditions, representations and other provisions with respect to the amendment and restatement of the Existing Credit Agreement, which, to the extent not specified herein, will be set forth in the Third Amended and Restated Credit Agreement and include additional corrections and modifications to reflect the operational and strategic requirements of the Borrower and its subsidiaries, as may be mutually agreed by the parties, and to include LSTA contractual bail-in language.  Any capitalized terms used herein and not otherwise defined shall have the meanings give such terms in the Existing Credit Agreement.

Borrower:	Foresight Energy LLC, a Delaware limited liability company (the “Borrower”).
Agent:	Citibank, N.A., as administrative agent and collateral agent for the Senior Facilities (in such capacities, the “Agent”).
Senior Facilities:

(A) Senior secured term loans in an aggregate outstanding principal amount of $[297.8 million] (the “Term Facility” and the loans thereunder, the “Term Loans”), subject to any reductions prior to the Effective Date (as defined below) as a result of prepayments by the Borrower (including any amortization payments).

(B) A senior secured revolving credit facility in an aggregate principal amount of $475 million (reflecting a decrease of $75 million from the Existing Credit Agreement on the Effective Date (the “Revolving Facility Reduction”)) (together with the swingline facility referred to below, the “Revolving Facility” and, together with the Term Facility, the “Senior Facilities”), under which the Borrower may borrow loans from time to time (the “Revolving Loans”).

Transactions:

On the closing date of the Amended and Restated Credit Agreement (the “Effective Date”): (i) the Amended and Restated Credit Agreement shall become effective, (ii) the closing of the offer to exchange Senior Notes for Convertible Notes and Second Lien Notes shall occur, (iii) the other transactions contemplated by the Transaction Support Agreement to occur on such date shall occur, and (iv) fees and expenses related to the foregoing, including the Amendment Fee, shall be paid.

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Letter of Credit and Swingline Subfacilities:	Same as Existing Credit Agreement.
Incremental Facilities:	No future Incremental Facilities will be permitted under the Credit Agreement.
Purpose:

Same as Existing Credit Agreement, except that the proceeds of Revolving Loans shall not be permitted to be used to pay accrued and unpaid interest on the Senior Notes (including as of the Effective Date) that are being exchanged for Convertible Notes or Second Lien Notes (each as defined below).

Refinancing Facilities:	Same as Existing Credit Agreement.
Interest Rates:

The interest rates, Revolving Facility commitment fees and letter of credit fees will be calculated in the same manner as in the Existing Credit Agreement; provided that the Applicable Rates as to interest rate margins (and the Letter of Credit Fee based on the Applicable Rate for Eurocurrency Rate Revolving Loans) shall be increased by 1.00% per annum as set forth in Annex I.  The Revolving Facility commitment fee and letter of credit fronting fee levels shall remain unchanged.

Amendment Fee:

Lenders that execute the Transaction Support Agreement (or their permitted successors and assigns thereunder) will receive on the Effective Date an amendment fee in an amount equal to 1.00% of the aggregate principal amount of their respective Term Loans and Revolving Facility commitments under the Credit Agreement as of the Effective Date (after giving effect to the Revolving Facility Reduction) (the “Amendment Fee”).

Default Rate:	Same as Existing Credit Agreement.
Letters of Credit:	Same as Existing Credit Agreement. Any Letters of Credit outstanding under the Existing Credit Agreement as of the Effective Date shall be deemed to be outstanding under the Credit Agreement.
Final Maturity and Amortization:

Same as Existing Credit Agreement (i.e., (i) the Term Facility will mature on August 23, 2020, and will amortize in equal quarterly installments in an amount equal to 0.25% of the original aggregate principal amount of the Term Loans on August 23, 2013, with the balance payable on the maturity date of the Term Facility; and (ii) the Revolving Facility will mature and the commitments thereunder will terminate on August 23, 2018), except that (x) the Revolving Facility will be subject to the mandatory commitment reduction and (y) the Term Loans will have the benefit of the Excess Cash Flow Sweep, in each case as described below under “Mandatory Prepayments and Commitment Reductions”.

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Guarantees and Collateral:

Same as Existing Credit Agreement.

For the avoidance of doubt, the Collateral will be subject to second priority Liens securing the Convertible Notes and the Second Lien Notes and any Refinancing Indebtedness in respect thereof, which junior Liens shall be subject to a customary silent second intercreditor agreement (the “Second Lien Intercreditor Agreement”), materially consistent with the term sheet attached as Schedule 1.

Mandatory Prepayments and Commitment Reductions:

Same as Existing Credit Agreement, except:

(i) the excess cash flow prepayment provision in the Existing Credit Agreement shall be replaced by a new provision providing that, in respect of each of (x) the second half of fiscal year 2016 and (y) fiscal year 2017, 50% of Excess Cash Flow (to be defined in a manner consistent with the Existing Credit Agreement with such modifications mutually agreed by the parties) for such period shall be used to prepay the Term Loans (the “Excess Cash Flow Sweep”); provided that any voluntary prepayment of Term Loans made during each such period shall be credited against excess cash flow prepayment obligations for such period on a dollar-for-dollar basis;

(ii) the aggregate commitments under the Revolving Facility shall be reduced on a pro rata basis on December 31, 2016 to $450 million, without premium or penalty; and

(iii) Section 2.05(c)(i)(A) of the Existing Credit Agreement shall be revised to include a reference to Section 7.05(r).

Voluntary Prepayments and Reductions in Commitments:	Same as Existing Credit Agreement (i.e., all Loans may be prepaid without prepayment premium, subject to customary breakage provisions).

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Representations and Warranties:

Same as Existing Credit Agreement, except that (i) any representations and warranties that refer to the Amendment Effective Date (the effective date of the second amendment and restatement) will refer to the Effective Date, (ii) the representation and warranty that there has not been a Material Adverse Effect shall be measured from the last day of the most recently ended fiscal quarter for which financial statements have been delivered prior to the Effective Date and (iii) for purposes of any representations and warranties that are qualified by Material Adverse Effect, “Material Adverse Effect” shall exclude the effect of matters directly arising from or otherwise specifically related to the Hillsboro complex, including any combustion event at, and subsequent idling of, the Hillsboro mine and any contracts related thereto.

Conditions Precedent to Effective Date:

Customary for transactions of this type, and in addition, will include:

(i) the substantially concurrent consummation of the Transaction (as defined in the Transaction Support Agreement);

(ii) evidence of the effectiveness of amendments and waivers of the Receivables Financing Agreement dated January 13, 2015 among Foresight Receivables, LLC, as borrower, the Borrower, certain Subsidiaries of the Borrower, the lenders party thereto and PNC Bank, National Association, as agent, as amended (the “Receivables Financing Agreement”);

(iii) evidence of the effectiveness of amendments and waivers to certain other Indebtedness of the Loan Parties;

(iv) execution and delivery of the Second Lien Intercreditor Agreement;

(v) the Borrower shall have paid to the Agent, for the account of the Lenders entitled thereto, the Amendment Fee; and

(vi) the receipt by each Lender at least three (3) Business Days prior to the Effective Date, to the extent requested by such Lender at least ten (10) Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the PATRIOT Act.

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Conditions Precedent to all Subsequent Borrowings:	Same as Existing Credit Agreement.
Affirmative Covenants:

Same as Existing Credit Agreement, except that (i) as an additional requirement, within 30 days after the end of each of the first two months of each fiscal quarter, the Borrower shall provide to the Agent for distribution to those Lenders that are not Public Lenders an unaudited monthly management consolidated balance sheet and income statement of the Borrower and its Subsidiaries (in a form consistent with the Borrower’s current practice and, for the avoidance of doubt, subject to normal quarterly or year-end adjustments and the absence of footnotes) and (ii) the requirement that audit opinion not be qualified by a “going concern” or like qualification or exception shall not apply to the financial statements of the Borrower delivered for the fiscal year ended December 31, 2015.

Negative Covenants:

Same as Existing Credit Agreement, except:

(i) the Indebtedness covenant shall be modified to (A) permit the incurrence of (1) up to $300 million aggregate principal amount of second lien senior convertible notes with a term no greater than one year and with an interest rate not in excess of 15% per annum, payable in kind (the “Convertible Notes”), plus additional principal amounts resulting from any Refinancing Indebtedness in respect thereof, provided, that any such Refinancing Indebtedness (i) shall have a maturity date no earlier than 91 days after the maturity date of the Second Lien Notes, (ii) shall not require payment of interest in cash, and (iii) may only be secured by a lien junior in right of priority to the lien securing the Second Lien Notes, and (2) up to $300 million aggregate principal amount of second lien senior secured notes due August 2021 with an interest rate per annum not in excess of (i) 9% per annum in cash for the first two years and 10% per annum in cash thereafter, plus (ii) 1% per annum payable in kind (the “Second Lien Notes”), plus, in each case, additional principal amounts resulting from the capitalization of accrued and unpaid interest on the Senior Notes at the Effective Date, any paid in kind interest after the Effective Date and any Refinancing Indebtedness in respect thereof, provided that any lien securing such Refinancing indebtedness shall be junior in right of priority to the lien securing the Facilities, (B) correct the cross-reference in clause (l) thereof to refer to Section 7.01(c) of the Credit Agreement and (C) add the following sentence:  “The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on

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any indebtedness in the form of additional indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles and the payment of dividends on preferred stock or Disqualified Equity Interests in the form of additional shares of the same class of preferred stock or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Equity Interests for purposes of this Section 7.02.”;

(ii) the Lien covenant shall be modified to permit junior priority Liens on the Collateral to secure the obligations under the Convertible Notes and the Second Lien Notes and any Refinancing Indebtedness in respect thereof, which Liens shall be subject to the Second Lien Intercreditor Agreement;

(iii) the Restricted Payment covenant shall be modified to (A) prohibit any Restricted Payments by the Borrower during fiscal year 2016, (B) prohibit Restricted Payments (other than permitted Tax Distributions and TRA Distributions described in clause (C) below) from January 1, 2017 until the later to occur of (x) June 30, 2018 and (y) the refinancing of the Revolving Facility and (C) permit Tax Distributions and TRA Distributions by the Borrower during fiscal years 2017 and 2018, provided that Tax Distributions related to cancellation of debt income shall be capped at $15 million per fiscal year;

(iv) the debt prepayment covenant shall be modified to expressly permit (A) the prepayment or redemption of the Convertible Notes in connection with the exercise by Murray Energy Holdings Co., a Delaware corporation, and/or its subsidiaries of the option to purchase 46% of the equity interests of Foresight Energy GP LLC (the “Murray Option”); provided that such prepayment or redemption may only be consummated with the proceeds of (i) an equity issuance, (ii) a capital contribution or (iii) an incurrence of indebtedness that is unsecured or ranks junior to the Second Lien Notes, does not have any cash interest payments and matures later than the Second Lien Notes, (B) any redemption in respect of any Senior Notes not participating in the exchange offer and permit the satisfaction and discharge of the indenture governing the Senior Notes, (C) the conversion of the Convertible Notes into Equity Interests of Foresight Energy LP in accordance with their terms and (D) any permitted refinancing of Indebtedness with Refinancing Indebtedness or the proceeds of Qualified Equity Interests;

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(v)  the transactions with Affiliates covenant will be modified to permit the transactions to occur concurrently with the effectiveness of the Credit Agreement on the Effective Date;  and

(vi) an anti-hoarding covenant prohibiting borrowings of Revolving Loans (but not the issuance of letters of credit) under the Revolving Facility if unrestricted cash of the Borrower exceeds $35 million will be added to the Credit Agreement and apply so long as any Revolving Loans are outstanding.

Financial Covenants:

The Consolidated Interest Coverage Ratio financial covenant in Section 7.11(a) of the Existing Credit Agreement and the Senior Secured Leverage Ratio financial covenant in Section 7.11(b) of the Existing Credit Agreement will be amended so as to apply to both the Revolving Facility and the Term Facility.  Section 8.01(b) will also be modified to reflect such change.  Following the Effective Date, any amendment of, or waiver or consent with respect to, Section 7.11 will also require the consent of the Required Lenders.

The applicable ratios will be as follows:

(i) The Consolidated Interest Coverage Ratio covenant levels will remain the same as in the Existing Credit Agreement.

(ii) The Senior Secured Leverage Ratio will be reset as follows:

	Fiscal Quarter Ending	Maximum Senior Secured Leverage Ratio
	Second Quarter 2016 through Fourth Quarter 2016	3.80 : 1.00
	First Quarter 2017 through Fourth Quarter 2017	4.00 : 1.00
	First Quarter 2018 through Fourth Quarter 2018	3.80 : 1.00
	First Quarter 2019 through Fourth Quarter 2019	3.50 : 1.00
	First Quarter 2020 through Fourth Quarter 2020	3.25 : 1.00

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“Consolidated EBITDA” will be modified to add an addback for any costs, fees and expenses in connection with the contemplated transactions, the change of control litigation, any redemption of the Convertible Notes, exercise of the Murray Option and any related transactions and any restructuring of the Borrower and its Subsidiaries, including the fees and expenses of restructuring advisors.

Synergy and Conflicts Committee and CFO:

Affiliate transactions in excess of a materiality threshold to be agreed upon shall be subject to the review and approval of a Synergy and Conflicts Committee.

A CFO that is not affiliated with either Murray Energy Corp. or Foresight Reserves LP shall be appointed by the independent members of the Board; provided that Alix Partners or another restructuring advisor selected by the Board shall be authorized to act as a restructuring advisor reporting to the CEO, to perform such function as generally required of an interim CFO and to provide such reporting support and advice to the Board as is appropriate and necessary.

Events of Default:

Same as Existing Credit Agreement, except that in connection with the Change of Control Event of Default, the definition of “Permitted Holders” shall be revised as set forth below and expressly permit the exercise of the Murray Option and the redemption of the Convertible Notes and related transactions.

“Permitted Holder” means, collectively, (a) (i) Chris Cline and his children and other lineal descendants, Robert E. Murray, Brenda L. Murray, Robert Edward Murray (son), Jonathan Robert Murray and Ryan Michael Murray (or any of their estates, or heirs or beneficiaries by will); (ii) the spouses or former spouses, widows or widowers and estates of any of the Persons referred to in clause (i) above; (iii) any trust having as its sole beneficiaries one or more of the persons listed in clauses (i) and (ii) above; and (iv) any Person a majority of the voting power of the outstanding Equity Interest of which is owned by one or more of the Persons referred to in clauses (i), (ii) or (iii) above, (b) Murray Energy Holdings Co., a Delaware corporation, and its Subsidiaries (“Murray Energy”) and any investor that participates with Murray Energy in the exercise of the Murray Option, (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any

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other group, such Persons referenced in clauses (a) and (b) above, collectively, have beneficial ownership of more than 50% of the total voting power of the voting units or stock of the Borrower or any Parent thereof, (d) Foresight Reserves L.P. and (e) the General Partner.

On the Effective Date, the Required Lenders will also waive the Defaults and Events of Default specified in (i) the Notice of Events of Default and Reservation of Rights delivered by Agent to Borrower dated December 9, 2015, (ii) the notice of payment default delivered by Borrower to the Agent dated February 16, 2016, and (iii) that certain Compliance Certificate in respect of the period ending December 31, 2015 delivered to the Agent on March 23, 2016, and any other Defaults or Events of Default (other than any payment Default or Event of Default) continuing immediately prior to the consummation of the Transactions.

Unrestricted Subsidiaries:	Same as Existing Credit Agreement.
Voting:	Same as Existing Credit Agreement.
Cost and Yield Protection:	Same as Existing Credit Agreement.
Assignments and Participations:	Same as Existing Credit Agreement
Non-Pro Rata Discounted Voluntary Prepayments:	Same as Existing Credit Agreement.
Expenses and Indemnification:	Same as Existing Credit Agreement.
Governing Law and Forum:	New York.
Counsel to Agent:	Shearman & Sterling LLP
Indentures:

The covenants and event of defaults in the indentures governing the Second Lien Notes and Convertible Notes shall in no event be more restrictive than the corresponding covenants and events of default set forth in the Credit Agreement as in effect on the date hereof.  For the avoidance of doubt, the Second Lien Notes and Convertible Notes shall not have a financial maintenance covenant.

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ANNEX I

Applicable Rate

The first clause of the definition of Applicable Rate in Section 1.01 of the Credit Agreement (prior to the proviso therein) will be amended and restated as follows:

“Applicable Rate” means (a) in the case of Term Loans, (i) 5.50% per annum for Eurocurrency Rate Loans and (ii) 4.50% per annum for Base Rate Loans and (b) in the case of the Revolving Loans and Swing Line Loans, the applicable percentage per annum set forth below determined by reference to the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate for Revolving Loan and Swing Line Loans
Level	Consolidated Net Leverage Ratio	Eurocurrency Rate Loans and Letters of Credit	Base Rate Loans	Commitment Fee
I	< 2.50 to 1.00	3.50%	2.50%	0.50%
II	≥2.50 : 1.00 but < 3.00 : 1.00	3.75%	2.75%	0.50%
III	≥3.00 : 1.00 but < 4.00 : 1.00	4.00%	3.00%	0.50%
IV	≥4.00 : 1.00 but < 5.00 : 1.00	4.25%	3.25%	0.50%
V	≥5.00 : 1.00	4.50%	3.50%	0.50%

provided that (a) the Applicable Rate will be determined as of the last day of the immediately preceding fiscal quarter, (b) the Applicable Rate determined for any Adjustment Date (including the first Adjustment Date) shall remain in effect until a subsequent Adjustment Date for which the Consolidated Net Leverage Ratio falls within a different level, and (c) if the financial statements and related Compliance Certificate for any fiscal period are not delivered by the date due pursuant to Sections 6.01 and 6.02, the Applicable Rate shall be set at Level V until the date of delivery of such financial statements and Compliance Certificate, after which the Applicable Rate shall be based on the Consolidated Net Leverage Ratio set forth in such Compliance Certificate.

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Schedule 1

Intercreditor Agreement Term Sheet6

Reference is made to (i) that certain Credit Agreement, dated as of August 12, 2010, amended and restated on December 15, 2011 and August 23, 2013, and amended by Incremental Amendment No. 1 dated as of May 27, 2015, and as further amended, amended and restated, modified or supplemented in connection with the Restructuring (as defined below) and from time to time (the “First Lien Credit Agreement”), between Foresight Energy LLC (the “Borrower”) and certain other parties; and (ii) (A) certain second lien senior convertible notes (the “Second Lien Convertible Notes”) to be issued by [_______] (the “Issuer”), and (B) certain second lien senior secured notes (the “Second Lien Secured Notes” and, together with the Second Lien Convertible Notes, the “Second Lien Notes”) to be issued by the Issuer, all of which Second Lien Notes will be guaranteed by, among others, the Borrower and secured by a junior lien on the Collateral (as defined below).

“Restructuring”  means the transactions related to the restructuring of outstanding indebtedness of the Borrower and its affiliates arising as a result of the occurrence of certain events of default thereunder, including, without limitation, indebtedness outstanding under the First Lien Credit Agreement and under the Senior Notes (as defined in the First Lien Credit Agreement).  For purposes of this term sheet, the Facilities (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement (and the facilities provided in any refinancings, substitutions, extensions or replacements thereof) are herein referred to collectively as the “First Lien Credit Facility” and the First Lien Credit Facility together with the Second Lien Notes (and any refinancings, substitutions, extensions or replacements thereof) are referred to herein individually as a “Debt Facility” and collectively as the “Debt Facilities”.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the First Lien Credit Agreement as in effect as of the date hereof.

Parties:

(i)   Citibank, N.A., as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “First Lien Administrative Agent”) and as collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “First Lien Collateral Agent”) under the First Lien Credit Agreement.

(ii)  [___] as trustee for the Second Lien Convertible Notes (in such capacity, together with its successors and permitted assigns in such capacity, the “Second Lien Convertible Notes Trustee”),  [___] as trustee for the Second Lien Senior Notes (in such capacity, together with its successors and permitted assigns in such capacity, the “Second Lien Secured Notes Trustee” and, together with the Second Lien Convertible Notes Trustee, the “Second Lien Trustees”) and [______] as collateral trustee (in such capacity, together with its successors and permitted assigns in such capacity, the “Second Lien Collateral Agent”) for the Second Lien Notes.

(iii) The Borrower under the First Lien Credit Agreement.

[6]

All such terms set forth in this Schedule 1 are subject to ongoing negotiations between the Consenting Secured Lenders and the Required Consenting Noteholders; all of such terms shall be acceptable to such parties.

Annex I-1

Doc#: US1:10642938v1

(iv)   Each guarantor under the First Lien Credit Agreement (each, individually, a “First Lien Guarantor”). NTD: For the avoidance of doubt, the Issuer and the Second Lien Guarantors will also be required to be First Lien Guarantors.

(v)    The Issuer under the Second Lien Notes.

(vi)    Each guarantor under the Second Lien Notes (each, a “Second Lien Guarantor”).

(vii)   Each other Person required to be a party to the Intercreditor Agreement from time to time pursuant to the terms of the Intercreditor Agreement, the First Lien Credit Agreement and the Second Lien Notes, including, without limitation, each Hedge Bank and Commodity Hedge Counterparty party to a Permitted Secured Commodity Swap Contract from time to time.

The Borrower, the Issuer, the First Lien Guarantors and the Second Lien Guarantors are hereinafter referred to collectively as the “Loan Parties”.

Any reference to “Collateral Agent” hereunder shall mean the First Lien Collateral Agent and/or the Second Lien Collateral Agent, as the context may require.

Purpose:	To establish the relative rights and privileges of the parties with respect to the Collateral.
First Lien Claimholders:

The agents, issuing banks and lenders under the First Lien Credit Agreement (and any refinancings, substitutions, extensions or replacements thereof) (the “First Lien Lender Parties”), the Hedge Banks under any Secured Hedge Agreement, the Cash Management Banks under any Secured Cash Management Agreement, each Commodity Hedge Counterparty party to a Permitted Secured Counterparty Swap Contract from time to time and the First Lien Collateral Agent.

First Lien Obligations:

All obligations of every nature of each Loan Party from time to time owed to the First Lien Claimholders under the applicable secured documents, whether for principal, interest, breakage costs, fees, expenses, premium (if any), payments of early termination of or ordinary course settlement payments under interest rate protection agreements and commodity hedge agreements, indemnification payments, letter of credit reimbursement obligations, and all guarantees of the foregoing.

Second Lien Claimholders:

The agents, trustees and note holders of the Second Lien Notes (and any refinancings, substitutions, extensions or replacements thereof) (the “Second Lien Noteholders”) and the Second Lien Collateral Agent.

The First Lien Claimholders and the Second Lien Claimholders are the “Secured Parties”.

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Second Lien Obligations:

All obligations of every nature of each Loan Party from time to time owed to the Second Lien Claimholders under the applicable secured documents, whether for principal, interest, breakage costs, fees, expenses, premium (if any), indemnification payments, and all guarantees of the foregoing.

Collateral:

The First Lien Obligations and the Second Lien Obligations shall be secured by liens on the same Collateral (other than Excluded Collateral (as defined below)).  No Loan Party shall grant any liens on any asset or property to secure obligations under either Debt Facility unless it has granted a lien on such asset or property to secure the other Debt Facility.  The Collateral will consist of the following, collectively:

(i)   the “Collateral” (as such term is defined in the First Lien Credit Agreement) (the “Credit Facility Collateral”); and

(ii)  all other existing and future assets and property, and all proceeds thereof, of each Loan Party (other than Excluded Assets (as defined in the Security Agreement referred to in the First Lien Credit Agreement) and real property that is not Material Owned Real Property or Material Leased Real Property (as defined in the First Lien Credit Agreement) (the “Additional Collateral”).

Excluded Collateral:

Notwithstanding anything to the contrary herein, certain accounts (e.g., cash collateral accounts for the benefit of issuing banks) maintained pursuant to the credit documents for the benefit of the First Lien Lender Parties shall solely be for the benefit of the applicable First Lien Lender Parties (“Excluded Collateral”).

Additionally, no First Lien Claimholder or Second Lien Claimholder shall be required to share any amounts received or deemed received by it in respect of any First Lien Obligation or Second Lien Obligation owed to it from separate insurance, credit default swap protection or other protection against loss arranged by such First Lien Claimholder or Second Lien Claimholder (as applicable) for its own account in respect of any such First Lien Obligation or Second Lien Obligation (which amounts shall be for the sole benefit of such First Lien Claimholder or Second Lien Claimholder (as applicable)).

Permitted Liens:	The Secured Parties’ rights with respect to the Collateral shall be subject only to other liens permitted to exist on the Collateral under the First Lien Credit Agreement.
Lien Subordination:

The liens securing the Second Lien Obligations (the “Second Priority Liens”) shall be expressly junior and subordinated in all respects to the liens securing the First Lien Obligations (the “First Priority Liens”), irrespective of the time, order or method of creation, attachment or perfection of such Second Priority Liens or First Priority Liens or any failure, defect or deficiency or alleged failure, defect or deficiency in any of the foregoing.

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Limitations on Enforcement:

Until the First Lien Obligations have been paid in full in cash:

(i)  The Second Lien Claimholders shall not (nor shall they instruct the Second Lien Collateral Agent to) exercise or seek to exercise any rights, power or remedies (including setoff) with respect to, or take any action in respect of, any of the Collateral and shall not (nor shall they instruct the Second Lien Collateral Agent to) institute any action or proceeding (whether judicial or non-judicial) with respect to such rights, powers or remedies.

(ii) None of the Second Lien Claimholders will take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Collateral in contravention of the aforementioned lien priority.

(iii)  The Second Lien Claimholders shall recognize the rights of the First Lien Claimholders under the Intercreditor Agreement, including, without limitation, the right of the First Lien Claimholders to vote the claim represented by the Second Lien Obligations to the extent necessary to enforce the Intercreditor Agreement.

At all times prior to the payment in full in cash of the First Lien Obligations, the First Lien Claimholders shall control (as described under the caption “Voting” below) all decisions related to the exercise of remedies in respect of the Collateral (subject to the terms of the First Lien Credit Agreement and the collateral documents entered into to secure the First Lien Obligations (the “First Lien Collateral Documents”) and any amendments and waivers thereunder (subject to customary provisions requiring consent of the First Lien Claimholders and the Second Lien Claimholders)).  The First Lien Collateral Agent shall have the right to initiate a vote of the First Lien Claimholders with respect to the exercise of remedies.

No Secured Party will oppose or otherwise contest any lawful exercise by the First Lien Collateral Agent of the right to credit bid the secured obligations at any sale in foreclosure of the liens granted to the First Lien Collateral Agent, for the benefit of the Secured Parties so long as such bid is approved separately by the requisite First Lien Claimholders.

The terms of the Intercreditor Agreement shall govern even if part or all of the First Lien Obligations or Second Lien Obligations or the liens securing payment and performance thereof are not perfected or are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

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No Interference:

Each Second Lien Claimholder will agree that:

(i) it will not support, take or cause to be taken any action the purpose or effect of which is, or could be, to make any Second Priority Lien pari passu with, or to give such Second Lien Claimholder any preference or priority relative to, any First Priority Lien with respect to the Collateral subject to such First Priority Lien and Second Priority Lien or any part thereof;

(ii) it will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligations or First Lien Collateral Documents, or the validity, attachment, perfection or priority of any First Priority Lien, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement;

(iii) it will not support, take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral subject to any Second Priority Lien by any First Lien Claimholder or the First Lien Collateral Agent acting on their behalf;

(iv) it shall have no right to (A) direct any First Lien Claimholder to exercise any right, remedy or power with respect to the Collateral subject to any Second Priority Lien or (B) consent to the exercise by any First Lien Claimholder or the First Lien Collateral Agent acting on their behalf of any right, remedy or power with respect to the Collateral subject to any Second Priority Lien;

(v) it will not institute any suit or assert in any suit or insolvency or liquidation proceeding any claim against any First Lien Claimholder seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and no First Lien Claimholder shall be liable to any Second Lien Claimholder for, any action taken or omitted to be taken by such First Lien Claimholder or the First Lien Collateral Agent acting on their behalf with respect to any Collateral securing such Second Lien Obligations that is subject to any Second Priority Lien;

(vi) it will not seek, and shall waive any right, to have any Collateral subject to any Second Priority Lien or any part thereof marshaled upon any foreclosure or other disposition of such Collateral; and

(vii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement or support, take or cause to be taken any action that could otherwise reasonably be expected to result in an impairment of the First Lien Administrative Agent’s, the First Lien Collateral Agent’s or any of the First Lien Claimholders’ rights or interests under the First Lien Credit Agreement, the First Lien Collateral Documents, and the Intercreditor Agreement.

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Voting:

With respect to any remedies proposed to be taken by Secured Parties with respect to the Collateral and all other matters relating to the Collateral or the First Lien Collateral Documents, the First Lien Collateral Agent will take direction from the holders of a majority in amount of all First Lien Obligations then outstanding under the First Lien Credit Agreement.

Except as otherwise provided herein, with respect to the Second Lien Collateral Agent, the Second Lien Collateral Agent will take direction from the holders of a majority of all Second Lien Obligations then outstanding.

Distributions of Collateral:

Following the occurrence of and during the continuation of an Event of Default and delivery of a remedies instruction to apply proceeds of the Collateral in accordance with the cash waterfall provisions below, the proceeds of any application of amounts received in accordance with account control rights exercised by either Collateral Agent (irrespective of whether such control rights have been exercised pursuant to a remedies instruction), liquidation, foreclosure or similar transaction related to the sale of Collateral (other than the Excluded Collateral), and proceeds received in a bankruptcy will be applied in the following order of priority:

(i)    First, on a pro rata basis, to pay fees, expenses and indemnities of the First Lien Collateral Agent, the Second Lien Collateral Agent and any administrative agent or issuing bank expenses and fees (other than letter of credit reimbursement obligations) under the First Lien Credit Agreement and Second Lien Notes;

(ii)   Second, on a pro rata basis to any First Lien Claimholder which has theretofore advanced or paid any fees to any agent or bank referred to in priority first above, other than any amounts paid under priority first above, an amount equal to the amount thereof so advanced or paid by such First Lien Claimholder and for which such Secured Party has not been previously reimbursed;

(iii)  Third, on a pro rata basis to the payment of, without duplication, (a) any interest expense (including fees) then due and payable under the First Lien Credit Facility, any Secured Hedge Agreement, any Secured Cash Management Agreement and any Permitted Secured Commodity Swap Contract and (b) to the extent such expenses are reimbursable in accordance with the terms of the relevant documents, all out-of-pocket expenses (including reasonable legal fees) incurred by any First Lien Claimholder in connection with the enforcement and protection of its rights under such documents to which such First Lien Claimholder is a party or otherwise by reason of the occurrence of a default thereunder;

(iv)  Fourth, on a pro rata basis, to the payment of, without duplication, (a) any principal and other amounts then due and payable in respect of the First Lien Credit Facility (including cash collateralization (at 102.5% of the available amount thereof) of all outstanding letters of credit issued thereunder), any Secured Hedge Agreement, any Secured

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Cash Management Agreement and any Permitted Secured Commodity Swap Contract and (b) any other First Lien Obligations then outstanding (including termination or settlement payments under interest rate protection agreements);

(v)   Fifth, on a pro rata basis to the payment of, without duplication, (a) any interest expense then due and payable under the Second Lien Notes (and any refinancings, substitutions, extensions or replacements thereof), and (b) to the extent such expenses are reimbursable in accordance with the terms of the relevant documents, all out-of-pocket expenses (including reasonable legal fees) incurred by any Second Lien Claimholder in connection with the enforcement and protection of its rights under such documents to which such Second Lien Claimholder is a party or otherwise by reason of the occurrence of a default thereunder;

(vi)  Sixth, on a pro rata basis, to the payment of, without duplication, (a) any principal and other amounts then due and payable in respect of the Second Lien Notes (and any refinancings, substitutions, extensions or replacements thereof)  and (b) any other Second Lien Obligations then outstanding; and

(vii) Seventh, any remaining proceeds to the applicable Loan Party or as a court of competent jurisdiction may direct.

In addition to the foregoing, any net (x) casualty and condemnation proceeds and (y) asset sale proceeds and extraordinary receipts shall be applied in accordance with the terms of the First Lien Credit Facility.

Turnover Provisions:

Each of the Second Lien Claimholders will agree to hold in trust and promptly turn over to the First Lien Collateral Agent any payments or other distributions received in contravention of the Intercreditor Agreement regardless of their source or form.  For the avoidance of doubt, no mandatory or voluntary prepayments of Second Lien Obligations will be permitted prior to the discharge in full in cash of the First Lien Obligations.

If, for any reason, a Secured Party does not have a valid and perfected lien (either directly or through any applicable Collateral Agent) on any portion of the Collateral, proceeds on such portion received by the other Secured Parties will be paid over to the extent necessary to reflect the distribution provisions above as if all Secured Parties held such a lien.

If any Second Lien Claimholder obtains knowledge of or is notified by the First Lien Collateral Agent that a payment or distribution made to a First Lien Claimholder is rescinded for any reason whatsoever, such Second Lien Claimholder shall promptly pay or remit to the First Lien Collateral Agent any payment or distribution received by it in respect of any Collateral subject to any First Priority Liens securing such First Lien Obligations, and the provisions set forth in the Intercreditor Agreement shall be reinstated as if such payment or distribution had not been made, until the payment and satisfaction in full of the First Lien Obligations.

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Restrictions on Amendments:

Without the prior written consent of the First Lien Collateral Agent, no collateral documents entered into to secure the Second Lien Obligations (such collateral documents, the “Second Lien Collateral Documents”) may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Lien Collateral Document, would be prohibited by, or would require any Loan Party to act or refrain from acting in a manner that would violate, any of the terms of the Intercreditor Agreement.

In the event that the First Lien Claimholders or the First Lien Collateral Agent enters into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the First Lien Collateral Agent, the First Lien Claimholders, the Borrower or any other Loan Party thereunder (including the release of any liens in Collateral to the extent permitted as described below under “Release of Liens”), then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Second Lien Collateral Document without the consent of the Second Lien Collateral Agent or any Second Lien Claimholder and without any action by the Second Lien Collateral Agent, the Borrower or any other Loan Party.

Effective Date Acknowledgments:

On the Effective Date (to be defined as the date of consummation of certain transactions), each of the Secured Parties will recognize the existence and the permissibility of the other Secured Parties and their respective debt and/or lien obligations and rights.

Release of Liens:

The Intercreditor Agreement will provide that in the event the First Lien Collateral Agent releases its lien on and/or sells all or any portion of Collateral that is (a) permitted to be sold or transferred pursuant to the First Lien Credit Agreement, (b) sold in a foreclosure or similar transactions in accordance with the terms of the First Lien Credit Agreement or (c) Excluded Collateral, in each case, the Second Priority Lien on such Collateral shall be automatically released without the consent of any of the Second Lien Claimholders or the Second Lien Collateral Agent being required, such release being made free and clear of all liens of the Secured Parties, and each Second Lien Claimholder shall be deemed to have consented to such release or sale.

In addition, the requirement that a Second Priority Lien attach to, or be perfected with respect to, Collateral shall be waived automatically and without further action so long as the requirement that a First Priority Lien attach to, or be perfected with respect to, such property or assets is waived by the First Lien Collateral Agent.

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Refinancings:

The First Lien Credit Facility and the Second Lien Notes may be replaced, refunded or refinanced, in whole or in part, (each, a “Replacement”) without notice to, or the consent of any Secured Party, all without affecting the Lien priorities provided for under the Intercreditor Agreement or the other provisions thereof; provided, however, that the First Lien Administrative Agent and the Second Lien Trustee shall receive on or prior to the incurrence of the Replacement:

(i) an officers’ certificate from the Borrower or Issuer, as applicable, stating that (A) the Replacement is permitted by each applicable collateral document to be incurred (or, if required, any relevant consent has been obtained) and (B) customary legending requirements, if any, have been satisfied, and

(ii)  a “Priority Confirmation Joinder” (to be defined in the Intercreditor Agreement) from the holders or lenders of any indebtedness that replaces the First Lien Credit Facility or the Second Lien Notes, as the case may be (or an authorized agent, trustee or other representative on their behalf).

Upon the consummation of such Replacement and the satisfaction of certain other requirements, the holders or lenders of the indebtedness incurred pursuant to such Replacement and any authorized agent, trustee or other representative thereof will be entitled to the benefits of the Intercreditor Agreement.

Bankruptcy or Insolvency/Liquidation:

In the event of an insolvency or liquidation proceeding of a Loan Party, whether voluntary or involuntary, if the First Lien Administrative Agent or the First Lien Collateral Agent shall desire to permit the use of cash collateral or to permit such Loan Party to obtain debtor-in-possession financing (a “DIP Financing”), then the Second Lien Claimholders will agree that they will raise no objection to such use of cash collateral (or any grant of administrative expense priority under the Bankruptcy Code) or DIP Financing and will not request adequate protection or any other relief in connection therewith.  The Second Lien Claimholders will subordinate their respective liens in the Collateral to the liens securing such DIP Financing to the extent the liens securing the First Lien Obligations are subordinated or are pari passu with such DIP Financing.  The Second Lien Claimholders agree that they shall not be entitled to provide any DIP Financing unless the First Lien Claimholders have elected not to provide such DIP Financing.

Adequate Protection:

No Second Lien Claimholder will file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Second Priority Liens, nor will it object to or contest (i) any request by the First Lien Collateral Agent or First Lien Claimholders for adequate protection or (ii) any objection by the First Lien Collateral Agent or First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Claimholders claiming a lack of adequate

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protection, except that the Second Lien Claimholders may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the discharge of the First Lien Obligations.

Automatic Stay Relief

The Second Lien Claimholders will not oppose or otherwise contest any motion for relief from the automatic stay made by the First Lien Administrative Agent, the First Lien Collateral Agent or the First Lien Claimholders.

No Objection:

No Second Lien Claimholder will object to or oppose a sale or other disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the First Lien Claimholders shall have consented to such sale or disposition of such Collateral and all First Priority Liens and Second Priority Liens will attach to the proceeds of the sale.

Waiver of Claims:

Each of the Second Lien Claimholders will waive any claim such Second Lien Claimholders may have against the First Lien Administrative Agent, the First Lien Collateral Agent or any other First Lien Claimholders (or their representatives) arising out of any election by the First Lien Administrative Agent, First Lien Collateral Agent or any First Lien Claimholders, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code.

Plan support:

Without the consent of the First Lien Claimholders, the Second Lien Claimholders will not propose or support any plan that does not contemplate payment of the First Lien Obligations in full in cash or is otherwise  inconsistent with the Intercreditor Agreement.

Separate grants:

Each of the First Lien Claimholders and the Second Lien Claimholders will agree that (a) the grants of liens under the First Lien Collateral Documents and the Second Lien Collateral Documents are separate and distinct grants and (b) First Lien Obligations and Second Lien Obligations must be separately classified in any bankruptcy.

Rights As Unsecured Creditors:	The First Lien Claimholders may exercise rights and remedies as unsecured creditors against any of the Loan Parties.
Insurance:

The First Lien Collateral Agent shall have the sole right (subject to the Borrower’s rights under the First Lien Credit Agreement, and the other documents relating thereto) to adjust and settle insurance claims with respect to the Collateral and approve awards granted with respect to the Collateral in any condemnation or similar proceeding.

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Purchase Right:

If an Event of Default under and as defined in the First Lien Credit Agreement has occurred and is continuing and the amount of any claim or claims in respect of any First Lien Obligations has been determined, the Second Lien Claimholders will be permitted within an agreed exercise period to purchase the entire amount of such claim or claims at par plus any accrued interest (and payment of any outstanding fees and expenses) from such First Lien Claimholders during a call period to be agreed.

Interpretation:

For the avoidance of doubt, any determinations as to whether a First Lien Obligation has been paid in full in cash hereunder shall be made without taking into account any limitations on such obligations imposed by the United States Bankruptcy Code or other applicable insolvency law.

Governing Law; Jurisdiction:	The State of New York.

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Schedule 7

Description of Amendments to the Securitization Facility

The following description summarizes the material terms of the proposed amendments to the Securitization Facility.

Maturity	1/12/2018 (no change from existing maturity date)
Facility Limit	$50 million held entirely by PNC
Pricing

All-in Drawn: 1-month LIBOR + 250 bps (30 day moving average of 30 day LIBOR to avoid breakage costs on weekly settlement)

All-in LC Fee: 265 bps

Amendment Fee: 100 bps

Administrative Agent Fee: $125,000

Settlement/ Reporting Frequency	Weekly reporting/settlement
Structural Modifications

Lock in 15% Foreign Obligor Eligibility at PNC/Credit Agricole, regardless of credit rating

PNC will have full discretion to take control of Huntington account and mandate more frequent settlement

70% cap on eligible receivables to be removed

Other

Waiver of Termination Event associated with cross-default, change in control provision and all disclosed covenant defaults, breaches of reps and warranties, etc; bring down of reps and warrants to be made as of the restructuring effective date

Required on-site due diligence

Permit a second annual field exam at Borrower's expense if deemed necessary by PNC/Credit Agricole

Amendment to the definition of Government Obligors to clarify the existing eligibility

$100,000 fee for forbearance through July 15, 2016

If TSA extended and PNC supports extension, will forbear for up to an additional thirty days for no further fee

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Schedule 8

Description of Amendments to Governance and Affiliate Documents7

The following description summarizes the material terms of (a) the proposed amendments to each of the Existing FEGP LLC Agreement, the Existing FELP LP Agreement, the PSA, the MSA, the Call/Put Agreement and the Option Agreement, and (b) certain approvals, authorizations and other actions to be adopted and/or taken by the Board, all of which shall be in form and substance acceptable to the Required Consenting Noteholders.

FEGP Governance Documents Modifications:

Board Observer:

The Existing FEGP LLC Agreement shall be amended to provide for the appointment of a Board observer, mutually agreed upon by the Required Consenting Noteholders and the Partnership, which Board observer shall (subject to such observer’s agreement to be bound by reasonable confidentiality obligations) be entitled to (i) attend all meetings of each Governing Body (including, without limitation, the Synergy and Conflicts Committee), and (ii) receive copies of all materials (including written consents) given to members of any Governing Body at the same time such materials are provided to such members.  Any such observer may be replaced only by holders of a majority in principal amount of the Second Lien Notes.

Synergy and Conflicts Committee:

The Board shall adopt resolutions to create a Synergy and Conflicts Committee with the responsibilities set forth on Schedule 9.  In addition the members of the Board that are Independent Directors shall nominate, and the Board shall appoint, a chief financial officer of FEGP that is not affiliated with any Significant Equityholder.

[7]	Capitalized terms used in this Schedule 8 without definitions shall have the meanings given to such terms in the Term Sheet for Proposed Transaction to which this Schedule 8 is attached.

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Additional Modifications:

Upon a Failure to Redeem, the following provisions in the Existing FEGP LLC Agreement shall automatically terminate, have no force and effect and be excised:  (i) Sections 6.6(d), 6.6(e)(ii) and 6.6(e)(v); (ii) the following words in Section 6.4(b), “any MEC Director shall be entitled to attend any meeting by telephone conference or similar communications equipment”; (iii) the following words in Section 6.4(c), “including in any event at least one (1) MEC Director”; (iv) the following words in the first sentence of Section 10.5, “or from and after January 1, 2023, if the Company has not otherwise already affected an Initial Public Offering, MEC (so long as MEC owns at least 10% of the IDR Units), may,”; (v) the following words in the second sentence of Section 10.5, “(with respect to MEC, by written direction to the Company)”; (vi) the last sentence in Section 10.5; and (vii) all words after the first use of “Voting Units” in Section 11.6 [UNDER DISCUSSION].  In addition, upon a Failure to Redeem, (x) Section 6.2(c)(i) shall be amended such that an MEC Director (as defined in the FEGP LLC Agreement) does not have the right to be on the Synergy and Conflicts Committee and (y) Section 6.4(d) shall be amended such that MEC (as defined in the FEGP LLC Agreement) does not have the right to designate an observer to attend meetings of the Synergy and Conflicts Committee.  Additional modifications as necessary to be agreed among FELP, Murray, and Reserves.

Upon a Failure to Redeem, the current chief executive officer of FEGP shall automatically be removed and the Board shall appoint a new chief executive officer of FEGP.

PSA-Related Modifications:

Option Agreement:

The Option Agreement shall be amended as follows.

The sixty-one (61) day waiting period shall be excised from Section 2.2 of the Option Agreement.

The “Expiration Time” (as defined in the Option Agreement) shall be 11:59 p.m. New York time on April 7, 2017.

The “Option Consideration” (as defined in the Option Agreement) shall be ten million dollars ($10,000,000.00).

The “Option Conditions” (as defined in the Option Agreement) shall be excised and the term “Option Conditions” shall be defined to mean the Note Redemption.

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If the Option Conditions are not satisfied, Reserves shall pay $12.5 million to Murray American Coal, Inc., a subsidiary of Murray, within thirty days of April 7, 2017.

The non-compete shall be eliminated.

Call/Put Agreement:	The Call/Put Agreement shall be terminated.
MSA:	The MSA shall be amended so that the MSA will terminate automatically upon a Failure to Redeem.

FELP LP Agreement Amendment:

Limited Preemptive Right:

Section 5.8 of the Existing FELP LP Agreement shall be amended such that the preemptive right set forth therein does not apply to the issuance of Common Units upon conversion of the Convertible PIK Notes or the exercise of Warrants.

Limits on the Discretion of the General Partner:

The discretion of the General Partner (as defined in the Existing FELP LP Agreement) to adopt certain conventions, make certain special allocations, and make certain amendments to the FELP LP Agreement, all in an effort to preserve and achieve uniformity of the Limited Partner Interests (as defined in the Existing FELP LP Agreement) shall be limited such that no such conventions may be adopted, no such special allocations may be made and no such amendments may be made if, in any such case, the same would result in a material adverse effect on the treatment of the Convertible PIK Notes, the Warrants and/or the holders of any thereof.  The Existing FELP LP Agreement shall be amended to include provisions to such effect.

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Schedule 9

Description of Material Responsibilities of Synergy and Conflicts Committee8

The Synergy and Conflicts Committee shall be comprised of the three independent members of the Board that constitute Independent Directors.  Replacement of any members of the Synergy and Conflicts Committee shall be in accordance with the Existing FEGP LLC Agreement, as amended by the FEGP LLC Agreement Amendment (as amended, the “FEGP LLC Agreement”), so long as such members are only Independent Directors.

The Synergy and Conflicts Committee shall be responsible for (i) reviewing, approving, or denying approval of any unbudgeted affiliate or synergy transactions involving the Partnership, in each case having a value in excess of $5 million; and (ii) reviewing, approving, or denying approval of any transaction which would, if consummated, provide financing for or be materially related to the redemption of the Convertible PIK Notes.

The Synergy and Conflicts Committee shall also serve as the general conflicts committee of the Board.

To the extent permitted by the FEGP LLC Agreement, the Synergy and Conflicts Committee shall (i) have the right to retain independent financial and legal advisors of its own choosing, (ii) be empowered to act on behalf of the Partnership independently of any affiliates or interested directors, and (iii) have the power to enforce the decision made by it (including any decision to reject any proposed transaction with any affiliate of the Partnership).

[8]	Capitalized terms used in this Schedule 9 without definitions shall have the meanings given to such terms in the Term Sheet for Proposed Transaction to which this Schedule 9 is attached.

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EXHIBIT B

Form of Joinder

The undersigned hereby acknowledges that it has reviewed and understands the Transaction Support Agreement (as amended from time to time, the “Agreement”) dated as of [ ], 2016 by and among (i) Foresight Energy LLC and Foresight Energy Finance Corporation (collectively, the “Issuers,” and together with their subsidiaries and Foresight Energy LP, the “Partnership”), (ii) the Indenture Trustee, and (iii) each of the noteholders and financial institutions from time to time party hereto (each a “Consenting Noteholder,” and collectively, the “Consenting Noteholders”), and agrees to be bound as a Consenting Noteholder by the terms and conditions thereof binding on the Consenting Noteholders for as long as the Agreement is in place.9

The undersigned hereby makes the representations and warranties of the Consenting Noteholder set forth in Section 4(a) of the Agreement to each other Party, effective as of the date hereof.

This joinder agreement shall be governed by the governing law set forth in the Transaction Support Agreement.

Date:  _________________, 2016

[Consenting Noteholder]

By:
Name:
Title:

Principal amounts of the Notes held under the Notes Indenture:  $

Attention:

Fax:

Email:

[9]	Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Annex I-1

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